   As filed with the Securities and Exchange Commission on November 12, 1999
                    Registration Statement No. 333-________
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     STEWART FINANCE COMPANY HOLDINGS, INC.
                 (Name of small business issuer in its charter)

                GEORGIA                                    6141                             58-2413624
    (State or other jurisdiction of            (Primary Standard Industrial              (I.R.S. Employer
     incorporation or organization              Classification Code Number)           Identification Number)

                               610 SIBLEY AVENUE
                           UNION POINT, GEORGIA 30669
                                 (706) 486-4163

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        JOHN B. STEWART, JR., PRESIDENT
                                STEWART GEORGIA
                               610 SIBLEY AVENUE
                           UNION POINT, GEORGIA 30669
                                 (706) 486-4163

 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                        copies of all correspondence to:


                               ALLISON WADE, ESQ.
                            STANLEY H. POLLOCK, ESQ.
                              HOLLAND & KNIGHT LLP
                  1201 WEST PEACHTREE STREET, N.E., SUITE 2000
                             ATLANTA, GEORGIA 30309
                                 (404) 817-8500

      APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. :

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. :

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. :

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. :

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------


                                                                       MAXIMUM        MAXIMUM
             TITLE OF EACH CLASS OF                AMOUNT TO BE    OFFERING PRICE    AGGREGATE      AMOUNT OF
          SECURITIES TO BE REGISTERED               REGISTERED       PER UNIT(1)      OFFERING     REGISTRATION
                                                                                      PRICE(1)         FEE
---------------------------------------------------------------------------------------------------------------

Variable Rate Subordinated Debentures...........    $20,000,000          100%       $20,000,000       $5,560
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

PROSPECTUS


                     STEWART FINANCE COMPANY HOLDINGS, INC.

               $20,000,000 VARIABLE RATE SUBORDINATED DEBENTURES

      - Stewart Finance Company Holdings, Inc. is a holding company for four subsidiaries that are engaged primarily in the small loan consumer finance business in Georgia, Louisiana, Missouri and Illinois. We maintain our principal executive offices at 610 Sibley Avenue, Union Point, Georgia 30669 and our telephone number is (706) 486-4163.

      - The subordinated debentures that we are offering pursuant to this prospectus will be offered exclusively by the officers of our company on a best-efforts basis without any underwriting commitment. There is no minimum amount required to be sold in this offering and none of the proceeds will be escrowed pending sales of a minimum number of subordinated debentures. We intend to offer the subordinated debentures continuously until the earlier of the issuance of all of the subordinated debentures or December 31, 2001. Our executive officers will receive no commissions on such sales.

      - This is our initial public offering and no public market currently exists for our subordinated debentures. We are not obligated, and we do not intend, to apply for quotation or listing of any of these securities on the Nasdaq Stock Market or any national securities exchange.

                                                    Per Debenture                             Total
                                                    -------------                             -----
Public Price........................                     100%                              $20,000,000
Proceeds to Us......................                     100%                              $20,000,000

      WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE ___, ALONG WITH THE REST OF THIS PROSPECTUS, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 1999

                               TABLE OF CONTENTS




PROSPECTUS SUMMARY                                                          3

SUMMARY FINANCIAL DATA                                                      4

RISK FACTORS                                                                5

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS                       9

THE OFFERING                                                               10

PLAN OF DISTRIBUTION                                                       10

USE OF PROCEEDS                                                            10

CAPITALIZATION                                                             11

DIVIDEND POLICY                                                            11

SELECTED FINANCIAL AND OPERATIONS DATA                                     12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF                                    13

BUSINESS                                                                   18

RESCISSION OFFER BY STEWART GEORGIA                                        26

MANAGEMENT                                                                 28

PRINCIPAL SHAREHOLDERS                                                     30

CERTAIN TRANSACTIONS                                                       31

DESCRIPTION OF CAPITAL STOCK                                               33

VARIABLE RATE SUBORDINATED DEBENTURES                                      34

DESCRIPTION OF FINOVA CREDIT FACILITY                                      38

DESCRIPTION OF COMMUNITY BANK AND TRUST CREDIT FACILITY                    40

LEGAL MATTERS                                                              42

EXPERTS                                                                    42

ADDITIONAL INFORMATION                                                     42

INDEX TO FINANCIAL STATEMENTS                                             F-1

                               PROSPECTUS SUMMARY

BACKGROUND OF OUR COMPANY.

      Stewart Finance Company Holdings, Inc. ("Stewart Holdings"), is a Georgia corporation and the sole shareholder of four separate consumer finance companies, namely:

      - Stewart Georgia, a Georgia corporation incorporated in 1984 ("Stewart Georgia");

      - Stewart Georgia of Louisiana, a Louisiana corporation incorporated in 1996 ("Stewart Louisiana");

      - Stewart Georgia of Missouri, a Missouri corporation incorporated in 1998 ("Stewart Missouri"); and

      - Stewart Georgia of Illinois, an Illinois corporation incorporated in 1998 ("Stewart Illinois").

      Stewart Holdings was incorporated in 1998 to serve as a holding company for each of these subsidiaries. We believe that the holding company structure will facilitate the growth of the business operations of each subsidiary by enabling us to obtain and distribute corporate resources on an organization-wide basis and to consolidate redundant corporate functions. As of the date of this prospectus, Stewart Holdings has not begun operations, but has instead relied on Stewart Georgia to support the operations of Stewart Louisiana, Stewart Missouri and Stewart Illinois by providing them with funding, resources and accounting services. As of June 30, 1999, these three subsidiaries owed Stewart Georgia $8,385,137 for repayment of funding obligations and accounting services. When we refer in this prospectus to Stewart Holdings or any activities characteristic of Stewart Holdings, we mean Stewart Holdings and each of its subsidiaries on a consolidated basis unless we specifically state otherwise.

OUR BUSINESS.

      Our business primarily consists of making small balance consumer finance loans to individuals in relatively small original principal amounts for relatively short periods of time. We conduct our lending operations in each of Georgia, Louisiana, Missouri and Illinois exclusively through our subsidiary incorporated in that state. In Georgia and Louisiana, we also sell credit related insurance products in connection with making these loans, such as life, accident and health and automobile insurance. Finally, in Georgia, we sell memberships in an automobile club, which provides payment or reimbursement of emergency related automobile expenses, such as towing charges and roadside repair.

OUR GROWTH STRATEGY.

      Since 1991, we have grown from 7 offices located exclusively in Georgia to the 43 offices that we operate today. As of the date of this prospectus, we have 22 offices in Georgia, 16 offices in Louisiana, 4 offices in Missouri and 1 office in Illinois. We have achieved this expansion by acquiring 10 offices and establishing 26 offices. We intend to continue to expand our presence in the small loan consumer finance market by growing our existing offices and opening and acquiring new offices in various locations throughout Georgia, Louisiana, Missouri and Illinois. We have not yet established a definitive timetable or minimum criteria for our expansion, preferring instead to leave expansion decisions in the discretion of our management. One important factor that will impact our expansion plans in the near term will be the results of the rescission offer that currently is being conducted by Stewart Georgia. For the most part, we have put our expansion plans on hold until that rescission offer is complete, although our plans may change depending on whether attractive opportunities arise.

USE OF PROCEEDS.

         We plan to use the proceeds of this offering to redeem the senior demand notes and subordinated debentures of Stewart Georgia as they come due over the next several years. We also plan to use the proceeds of this offering to make additional loans, to expand our business operations, to repay bank borrowings, and for general working capital purposes.

                             SUMMARY FINANCIAL DATA

         The summary financial data presented below for the fiscal year ended December 31, 1998 and the six month period ending June 30, 1999 have been derived from Stewart Holdings' consolidated financial statements, which have been audited by Pechter & Associates, P.C., independent public accounts. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Stewart Holdings' financial statements and related notes included elsewhere in this prospectus.


                                                            YEAR ENDED                 SIX MONTH PERIOD ENDED
                                                         DECEMBER 31, 1998                  JUNE 30, 1999
                                                         -----------------                  -------------
                                                                          (IN THOUSANDS)
INCOME STATEMENT DATA:
Interest Fee Income and Maintenance
   and Delinquent Charges                                     $  5,522                           $  4,317
Interest Expense..............................                   2,085                              1,274
          Net Interest Income.................                   3,437                              3,043
Provision for Credit Loss (Net of Recoveries).                     315                                848
         Net Interest Income After Credit Loss                   3,122                              2,195
Insurance Premiums and Other Income...........                   5,028                              1,915
Salaries......................................                   2,976                              2,060
Other.........................................                   5,230                              3,201
Net Income (Net Loss) Before Income Tax Effect                     (56)                            (1,151)


                                                            YEAR ENDED                 SIX MONTH PERIOD ENDED
                                                         DECEMBER 31, 1998                  JUNE 30, 1999
                                                         -----------------                  -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Total Assets..................................               $  26,958                          $  23,203
Total Debentures and Senior Demand Notes......                  12,440                             12,548
Total Other Liabilities.......................                  10,596                             10,393
Total Shareholder's Equity....................                   3,922                                262

                                  RISK FACTORS

BECAUSE THE LEGAL EFFECT OF THE RESCISSION OFFER BY STEWART GEORGIA IS UNCERTAIN, IT MAY NOT ELIMINATE STEWART GEORGIA'S LIABILITY FOR POSSIBLE VIOLATIONS OF FEDERAL AND STATE SECURITIES LAWS.

         Eligible offerees who do not accept Stewart Georgia's rescission offer, either because they affirmatively reject it or because they fail to respond to it, may still attempt to assert claims against Stewart Georgia relating to its possible non-compliance with the securities laws. We cannot predict with certainty that such claims will be barred by the rescission offer because the legal effect of the rescission offer is uncertain. To the extent such claims are brought and result in judgments for damages, Stewart Georgia's, and consequently Stewart Holdings', business, financial condition and results of operation could all be adversely affected. Even if Stewart Georgia is successful in defending such claims under applicable securities laws, their mere assertion could result in costly litigation and significant diversions of effort by our management. At this point, we cannot quantify the number of, or the dollar amount of the securities held by, eligible offerees who will accept or reject the rescission offer. Thus, we cannot quantify the potential continuing liability upon completion of the rescission offer.

BECAUSE STEWART GEORGIA DOES NOT HAVE SUFFICIENT LIQUID ASSETS TO FUND THE RESCISSION OFFER BY STEWART GEORGIA IF IT IS ACCEPTED BY ALL ELIGIBLE OFFEREES, WE MAY BE REQUIRED TO INCUR ADDITIONAL DEBT OR SELL ASSETS TO FUND THE RESCISSION OFFER.

         We do not have liquid assets sufficient to pay the roughly $15,922,070 in cash that would need to be paid if one assumed 100% acceptance of Stewart Georgia's rescission offer. We believe current assets of approximately $11,575,000 (after repayment of a margin loan and the $6.35 million revolving line of credit with Finova Capital Corporation) could potentially be used to fund Stewart Georgia's rescission offer. If additional funds are required, we would have to either increase our current credit lines, borrow from other lenders or sell corporate assets to fund the rescission offer. We believe that as much as $5,000,000 in additional funds could be borrowed if necessary, however, we can make no assurance that we could borrow this amount or that we could do so on sufficiently favorable terms. In addition, the interest expense that we would incur in connection with such a loan would significantly adversely affect our future cash flow, earnings, liquidity and growth. For a more detailed discussion of our plans to fund Stewart Georgia's rescission offer and the effect those plans may have on our business operations and financial condition at various levels of acceptance, please see the discussion under the caption "Plan for payment of security holders accepting Stewart Georgia's rescission offer" contained within the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BECAUSE THERE CURRENTLY IS NO PUBLIC MARKET FOR OUR SECURITIES AND ONE MAY NOT DEVELOP, YOU MAY HAVE DIFFICULTY RESELLING YOUR SECURITIES.

         Prior to this offering, there has been no public trading market for our securities. We do not make a market in our securities and we are not aware of anyone else who intends to do so in the future. Stewart Holdings is not obligated, and does not intend, to apply for quotation or listing of any of these securities on the Nasdaq Stock Market or a national securities exchange. You should be aware that if you purchase subordinated debentures in this offering, you may be required to hold your securities until maturity.

OUR HISTORY OF OPERATING LOSSES MAY CONTINUE, WHICH MAY PREVENT US FROM REPAYING YOUR SECURITIES AND PREVENT YOU FROM RECOVERING ALL OR ANY PART OF YOUR INVESTMENT.

         We have sustained operating losses since our inception in 1998, and we can provide no assurance that we will be profitable in the future. If we are ultimately unable to become profitable, our access to capital will diminish, which will adversely impact our ability to make loans and continue our operations. This, in turn, will make it more difficult for us to repay your securities as they come due and ultimately will result in a decrease in their value.

OUR ABILITY TO OBTAIN ADDITIONAL FUNDING WILL BE ADVERSELY AFFECTED IF STEWART GEORGIA EXPERIENCE SIGNIFICANT DELAYS IN COMPLETING ITS RESCISSION OFFER.

         Until Stewart Georgia completes its rescission offer, we may be unable to obtain additional bank credit from our lenders until the outcome of the rescission offer and Stewart Holdings' potential exposure to liability is more definite. Because our operations, including making loans and repaying our obligations as they become due, is dependant on our liquidity, significant delays in completing the rescission offer will have an adverse impact on our business and the value of your securities.

OUR ABILITY TO REPAY OUR MATURING DEBT SECURITIES AS THEY COME DUE WILL DEPEND ON OUR ABILITY TO MAINTAIN SUFFICIENT LIQUIDITY.

         A portion of our Stewart Georgia's debentures (approximately $2,300,000) will become due within one year of this offering and all of Stewart Georgia's senior notes are payable on demand. Depending on the level of acceptance of Stewart Georgia's rescission offer, we can not ensure you that the we will be successful in our efforts to maintain sufficient liquidity to pay these debt securities as they become due. If we fail to repay these securities in a timely manner, our ability to obtain additional capital in the future through securities offerings will be severely limited, which, in turn, will adversely impact our ability to support our current and future operations.

IF WE CANNOT MAINTAIN SUFFICIENT LIQUIDITY, WE MAY NOT BE ABLE TO REPAY OR RENEW OUR OUTSTANDING CREDIT FACILITIES.

         We obtain our working capital for ongoing operations in part from a $6,600,000 line of credit with Finova Financial Corporation and a $1,500,000 line of credit with Community Bank & Trust, Cornelia, Georgia. The Cornelia loan matures in May 2000, while the Finova loan matures on January 31, 2002. Although we do not anticipate having difficulty obtaining future financing or renewing our current lines on acceptable terms, we cannot be sure that these lines of credit will continue to be available to us on terms and conditions that exist as of the date of this rescission offer. Furthermore, the lines of credit are subject to periodic review by the respective lenders. In conducting these reviews our lenders consider our profitability, general economic conditions, and other lending criteria in evaluating whether they will continue to provide us with the lines of credit. If the outcome of Stewart Georgia's rescission offer results in a significant decline in our liquidity, it could adversely affect our lenders' decision to renew our credit facilities.

CHANGES IN INTEREST RATES MAY DECREASE OUR NET INTEREST INCOME BECAUSE MANY OF OUR LOANS ARE MADE AT FIXED RATES OF INTEREST AND MANY OF OUR OBLIGATIONS ARE REPAYABLE AT VARIABLE RATES OF INTEREST.

         Because we are engaged in the consumer loan business, we face the on-going risk of decreases in our net interest margin or "spread", which is the difference in the rate at which we borrow and the rate at which we lend. The consumer loans that we extend in the ordinary course of our business are made at fixed rates. In contrast, some of our sources of funds, such as our existing lines of credit and some of Stewart Georgia's outstanding debentures, are made at variable rates. Thus, from time to time we may find ourselves in a situation in which we cannot pass on the increased cost of our borrowings to our loan customers. A decline in our net interest margin may adversely affect our cash flow, which in turn may adversely affect our ability to repay existing and future borrowings and our maturing debt securities.

CHANGES IN INTEREST RATES ARE UNPREDICTABLE AND MAY MATERIALLY AFFECT THE LEVEL OF CONSUMER LOAN ACTIVITY THAT WE GENERATE.

         Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and the policies of various federal and state government and regulatory authorities. Changes to the discount rate by the Federal Reserve Board usually lead to corresponding interest rate changes, which affect our interest income and interest expense. Also, governmental policies, such as the creation of a tax deduction for individual retirement accounts, can alter the rate of savings and affect the costs of funds. The nature, timing and effect on Stewart Holdings and our results of operations of any future changes in federal monetary and fiscal policies and the lending laws prevailing in the states in which we operate are not predictable.

UNPREDICTABLE ECONOMIC CONDITIONS MAY ADVERSELY AFFECT THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS AND OUR PROFITABILITY.

         Because our business consists mainly of making loans to individuals living in Georgia, Louisiana, Missouri and Illinois who depend on their earnings to repay their loans, our profitability will materially depend on the general economic conditions prevailing in those states. Accordingly, a sustained recession in any of those states or any event which results in unemployment or continued increases in the number of personal bankruptcies among our customer base may have a materially adverse effect on our ability to pay interest and repay the principal balance of our securities.

YOUR SECURITIES DO NOT PROVIDE YOU WITH ANY CONTROL OR VOTING RIGHTS WITH RESPECT TO THE MANAGEMENT OF STEWART HOLDINGS AND YOU THEREFORE MUST DEPEND ON THE POLICIES OF CURRENT MANAGEMENT TO MAKE STEWART HOLDINGS SUCCESSFUL.

         John B. Stewart, Jr., is the president, sole director, and owner of all of the outstanding common stock of Stewart Holdings. As such, Mr. Stewart controls the election of all members of our board of directors and determines all corporate actions. As a purchaser of subordinated debentures in this offering, you will have no control over the management of Stewart Holdings and you will not have any vote with respect to the election of executive officers or directors of Stewart Holdings.

THE RECENT GROWTH OF STEWART HOLDINGS HAS PUT A STRAIN ON OUR FINANCIAL RESOURCES, WHICH MAY CONTINUE FOR THE FORESEEABLE FUTURE.

         Stewart Holdings' expansion has placed, and is expected to continue to place, a strain on our personnel and financial resources. In the last eight years, we have grown from 7 offices to the 43 that we operate today. In the near term, we intend to slow the pace of our growth, particularly until Stewart Georgia completes its rescission offering.

         Notwithstanding our present intentions, we will take advantage of opportunities to open or acquire new branch offices if favorable opportunities arise. If we elect to pursue such opportunities, our operating expenses will increase in order to fund the costs of establishing a new branch or acquiring an existing business. These costs may include, among other things, expenses associated with purchasing equipment, making leasehold improvements, and employing additional personnel. If we borrow funds to pay for the costs of expansion, there is a risk of default in repayment of the borrowed funds, which likely would be senior in right of payment to the interest payable on the subordinated debentures that we are offering pursuant to this prospectus.

IN THE EVENT OUR KEY PERSONNEL WERE TO LEAVE STEWART HOLDINGS, OUR OPERATIONS AND FINANCIAL PERFORMANCE WOULD BE ADVERSELY AFFECTED.

         We believe our success depends largely on the efforts of John B. Stewart, Jr., our founder, president and sole director, and Jeffery L. Smith, our vice president. We have not entered into an employment agreement with either of Mr. Stewart or Mr. Smith. Although Stewart Holdings is Mr. Stewart's primary business endeavor, he is involved in other business ventures and does not spend his entire business time and attention on the operations of Stewart Holdings. We believe that the loss of Mr. Stewart's or Mr. Smith's services would have a material adverse effect on our business, financial condition and results of operations.

WE HAVE UNDERTAKEN TRANSACTIONS IN THE PAST WITH MR. STEWART THAT ARE FAVORABLE TO HIM AND MAY LEAD TO CONFLICTS BETWEEN HIS PERSONAL INTEREST AND THE INTERESTS OF STEWART HOLDINGS.

         John B. Stewart, Jr., beneficially owns all of our common stock and accordingly he controls the operations of Stewart Holdings, including Stewart Georgia. As a result, we have conducted transactions with Mr. Stewart that are less favorable to us than those we could obtain in arm's-length negotiations. For example, Stewart Georgia has provided accounting and funding services to the other subsidiaries of Stewart Holdings which are valued at approximately $8.4 million and we have advanced Mr. Stewart approximately $1.3 million in connection with the transfer of a portfolio of securities from our account to his personal account. These services and advances were made without any repayment obligation and do not generate interest. We have described these transactions in more detail in the section of this prospectus entitled "Certain Transactions." A conflict of interest exists between Stewart Georgia and Mr. Stewart with respect to these transactions because repaying these obligations may not be in Mr. Stewart's personal best interest. We cannot assure you that such obligations will be repaid or, if so, on terms favorable to Stewart Holdings. Additionally, our lenders under the Finova and Cornelia credit facilities have obtained collateral or guaranties from Mr. Stewart that secure such credit facilities. These arrangements may create potential conflicts of interest if we decide to repay the indebtedness for which Mr. Stewart has personal liability before other company indebtedness.

         We may in the future transact business with Mr. Stewart, his family and/or his other business ventures. These transactions may not be negotiated at arm's-length and may involve potential conflicts of interest.

WE ARE UNCERTAIN THAT OUR COMPUTER SYSTEMS ARE YEAR 2000 COMPLIANT.

         We are not certain of the total exposure we may have as a result of the "Year 2000" problem that is, the inability of existing data processing computer hardware and software to appropriately recognize calendar dates beginning in the year 2000. Year 2000 issues relate to our computer hardware and software systems and other devices employing computer chips. We use financial reporting computer software that is standard in the consumer finance industry. We do not expect that we will incur significant operating expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. However, there can be no assurance that such computer systems will operate properly once the year 2000 arrives, and significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance. Any year 2000 compliance problem of Stewart Holdings could have a material adverse effect on our business, results of operations, financial condition and prospects. Please refer to a more detailed discussion of our efforts to address the year 2000 problem under the caption "Year 2000 Compliance" contained in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE ARE UNCERTAIN THAT THE YEAR 2000 PROBLEM WILL NOT AFFECT OUR THIRD-PARTY VENDORS AND PAYORS AND OUR CUSTOMERS.

         Our software vendors have indicated that their software is year 2000 compliant. However, there can be no assurance that such software will operate properly once the year 2000 arrives. Any year 2000 compliance problem of our outside vendors, third-party payors or customers could have a material adverse effect on our business, results of operations, financial condition and prospects.

HOLDERS OF PROMISSORY NOTES ISSUED PERSONALLY BY JOHN B. STEWART, JR., MAY SEEK TO ASSERT A CLAIM AGAINST STEWART GEORGIA FOR SATISFACTION OF SUCH NOTES.

         Mr. Stewart has used the proceeds of approximately $1.6 million of promissory notes that he personally issued to repay an obligation that he owed to Stewart Georgia and to make a loan to Stewart Georgia. Because Mr. Stewart indirectly controls Stewart Georgia as the sole shareholder of Stewart Holdings, persons who hold Mr. Stewart's notes may attempt to claim that Stewart Georgia is obligated to repay such notes if Mr. Stewart fails to satisfy his obligations. Although we do not believe Stewart Georgia is obligated to repay Mr. Stewart's personal obligations, it may be required to expend resources defending such a claim if asserted, and ultimately repaying the notes if a note holder successfully asserted such a claim.


             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus under the captions "Prospectus Summary," Risk Factors," "Rescission Offer," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" and elsewhere in this prospectus are "forward-looking statements." Forward-looking statements include, among other things, statements about the legal effects of the rescission offer, the level of acceptance of the rescission offer, our ability to fund the rescission offer, the competitiveness of the consumer finance industry, potential regulatory obligations, our strategies and other statements that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate," and other similar expressions generally identify forward-looking statements. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.

                                  THE OFFERING

         Stewart Holdings is offering up to $20,000,000 of its variable rate subordinated debentures at 100% of full value, for an aggregate offering price of $20,000,000.

                              PLAN OF DISTRIBUTION

         The subordinated debentures will be offered by the executive officers of Stewart Holdings on a best-efforts basis without any underwriting commitment. Consequently, there is no minimum amount required to be sold in the offering. Stewart Holdings intends to offer the subordinated debentures continuously until the earlier of the issuance of all of the subordinated debentures or December 31, 2001, at which time this offering will end.

         No selling commission or other remuneration will be paid directly or indirectly to the executive officers of Stewart Holdings in connection with the sale of the subordinated debentures. There is no provision for escrow of any of the proceeds and all proceeds from sales of the subordinated debentures, regardless of the amount sold, will be placed in the general treasury of Stewart Holdings. All offering expenses, including printing, postage and professional fees, will be paid by Stewart Holdings.

         Any person who desires to purchase subordinated debentures for cash must: (i) receive a prospectus; (ii) tender a check for good funds to Stewart Holdings for the amount of the subordinated debentures; (iii) complete a purchase order; and (iv) accept a note for the subordinated debentures so purchased.

         The subordinated debentures will be offered and sold through the executive officers of Stewart Holdings located at:

           Stewart Finance Company Holdings, Inc.
           610 Sibley Avenue
           Union Point, GA  30669
           (706) 486-4163

                                USE OF PROCEEDS

         The amount of subordinated debentures actually sold pursuant to this offering cannot be reasonably forecast because the offering is a best-efforts undertaking. However, if all of the subordinated debentures offered pursuant to this offering are sold, the maximum net proceeds to Stewart Holdings from such sales are estimated to be approximately $19,750,000 after deducting estimated offering expenses. However, no minimum amount of proceeds must be raised before Stewart Holdings will be able to use the proceeds.

         Stewart Holdings intends to offer to sell the subordinated debentures for cash, out of which all costs and expenses of this offering will be paid. Since no minimum amount of subordinated debentures is required to be issued in this offering, no assurance can be given as to the amount, if any, of subordinated debentures which will be sold for cash in this offering. Stewart Holdings intends to use the cash proceeds, if any, to redeem the senior demand notes and subordinated debentures of Stewart Georgia as such securities come due and to repay its bank borrowings. Stewart Holdings also intends to use the proceeds of the offering to make additional loans, to finance expansion of its business operations, including the acquisition or opening of new branch offices, and as general working capital.

         Stewart Holdings currently anticipates that approximately $13 million in existing indebtedness will mature over the next two years (including all of the senior demand notes of Stewart Georgia, which are payable on demand) and that approximately $2.5 million will be required to fund the currently anticipated planned growth of Stewart Holdings through its subsidiaries. Consequently, management expects that, if the offering is sold completely, approximately 66% of the net proceeds of the offering would be used to retire existing indebtedness as it matures, and approximately 12.6% would be used to fund Stewart Holdings' planned growth. If the offering is not completely sold, Stewart Holdings would use the proceeds of the offering primarily to retire existing indebtedness as it matures and secondarily to fund the planned growth. Of the approximately $13 million in maturing debt, approximately $8 million represents payments under the Finova loan and the Cornelia loan and approximately $5 million represents maturing subordinated debentures and senior demand notes of Stewart Georgia.

         This description represents Stewart Holdings' best estimates of its allocation of the net proceeds of this offering based upon its present plans and business conditions. Unforeseen events or changed business conditions, of which management has no present knowledge, could necessitate changes in the application of proceeds. Pending expenditure of the proceeds from the offering, Stewart Holdings may make temporary investments in interest-bearing accounts, certificates of deposits, short-term United States government obligations or other investment-grade securities.

                                 CAPITALIZATION

         The following table sets forth as of June 30, 1999, the capitalization of Stewart Holdings (i) on an actual basis, and (ii) on a pro forma as adjusted basis to reflect the offering and the application of the net proceeds to be received by Stewart Holdings pursuant to the offering.

                                                                                         JUNE 30, 1999
                                                                                         -------------
                                                                               (IN THOUSANDS EXCEPT SHARE NOS.)
                                                                                  ACTUAL            AS ADJUSTED
                                                                                  ------            -----------
Subordinated debentures Stewart Holdings...............................            $      0             $ 20,000
Subordinated debentures Stewart Georgia................................              11,626                    0
Senior Demand Notes Stewart Georgia....................................                 922                    0
Note Payable, Finova Capital...........................................               6,350                6,350
Note Payable, Community Bank & Trust, Cornelia, Georgia................               1,500                1,500
Common Stock, 2,000,000 authorized, 42,000 issued and outstanding actual
and as adjusted........................................................                 ---                  ---
Series A Preferred Stock of Stewart Georgia, 10,000,000 authorized and
33,475 issued .........................................................               3,374                    0
Additional Paid-in Capital.............................................                 976                  976
Accumulated Deficit....................................................              (4,089)              (4,089)
     Total Stockholders' Equity........................................                 262               (3,112)
     Total Capitalization..............................................              20,659               24,737

                                DIVIDEND POLICY

         Stewart Holdings currently anticipates that all of its earnings will be retained for the future development, operation and expansion of Stewart Holdings' business and does not anticipate paying any cash dividends on its equity in the foreseeable future except with respect to the Series A preferred stock of Stewart Georgia. Any determination to pay dividends in the future will be at the discretion of Stewart Holdings' board of directors and will depend upon Stewart Holdings' results of operations, financial condition and other factors deemed relevant by the board of directors.

                     SELECTED FINANCIAL AND OPERATIONS DATA


         The following table sets forth summary financial and operating data of Stewart Holdings for the periods indicated. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Stewart Holdings' financial statements and related notes included elsewhere in this Prospectus:


                                                            YEAR ENDED                 SIX MONTH PERIOD ENDED
                                                         DECEMBER 31, 1998                  JUNE 30, 1999
                                                         -----------------                  -------------
                                                                            (IN THOUSANDS)
INCOME STATEMENT DATA:
Interest and Fee Income.......................                   $  3,333                        $  3,145
Maintenance and Delinquent Charges............                      2,189                           1,172
Insurance Premiums ...........................                      1,916                           1,284
Auto Club and Other Income ...................                      3,112                             631
          Total Income ......................                      10,550                           6,232
Interest Expense .............................                      2,085                           1,274
Salaries......................................                      2,976                           2,030
Other Expenses ...............................                      5,545                           4,049
          Total Expenses   ...................                     10,606                           7,383
Net Income (Loss) Before Income Tax Effect and                                                     (1,151)
Extraordinary Loss ...........................                        (56)


                                                            YEAR ENDED                 SIX MONTH PERIOD ENDED
                                                         DECEMBER 31, 1998                  JUNE 30, 1999
                                                         -----------------                  -------------
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Finance Receivables...........................                  $  11,915                       $  13,447
Other Current Assets .........................                      7,645                           4,758
Property and Equipment (net of accumulated
depreciation).................................                      4,181                           4,711
Other Assets .................................                      3,217                             287
          Total Assets .......................                     26,958                          23,203
Subordinated debentures ......................                     11,864                          11,626
Senior Demand Notes ..........................                        576                             922
Note Payable FINOVA Capital ..................                      6,500                           6,350
Other Liabilities ............................                      4,096                           4,043
          Total Liabilities ..................                     23,036                          22,941
Stockholder's Equity..........................                      3,922                             262

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Stewart Finance Company Holdings, Inc. was established in 1998. On February 26, 1999, John B. Stewart, Jr., the sole stockholder of each of Stewart Georgia, Stewart Louisiana, Stewart Missouri and Stewart Illinois, exchanged his stock in those companies for additional stock in the Stewart Holdings. As of the date of the exchange, each of Stewart Georgia, Stewart Louisiana, Stewart Missouri and Stewart Illinois became subsidiaries of the Stewart Holdings.

         Prior to this consolidation into a holding company structure, Stewart Georgia had issued subordinated debentures, senior demand notes and preferred stock as a partial means of financing its loan activities in Georgia and the loan activities of its affiliates in Louisiana, Missouri and Illinois. Stewart Georgia continues to provide funding and accounting services to its affiliates in connection with their opening of new offices and the ongoing operations of those affiliates. Such reimbursements amounted to $2,476,089 in 1998 and $867,699 in 1997, an increase of 185.4%. The reimbursements for the six months ended June 30, 1999 amounted to $1,452,004 as compared to $990,125 for the six months ended June 30, 1998.

         Stewart Holdings and its subsidiaries have expanded rapidly over the past several years. At December 31, 1997, there were a total of 34 offices. That number increased to 41 as of December 31, 1998 and has increased to 43 as of June 30, 1999. Prior to the implementation of the holding company structure, each of the subsidiaries of Stewart Holdings treated a portion of the costs that it incurred in opening a new office as a start-up expense. Typically, the amount of this expense equaled the aggregate expense of operating the new office during its first three to six months of operation. These start-up expenses were amortized over 60 months. As a result, the consolidated financial statements of Stewart Holdings for 1998 reported unamortized amortization costs related to opening new offices of $2,921,531.

         The Financial Accounting Standards Board approved Statement of Position 98-05 during 1998. This Statement became effective for the first fiscal year beginning after December 15, 1998. According to this statement, companies who had previously capitalized costs of start-up in prior periods had to complete a change in accounting estimates of their accounting system. This change disallowed future capitalization and recaptured all costs less accumulated amortization as extraordinary losses during the current period. Stewart Holdings adopted this Statement of Position as of January 1, 1998. This resulted in an extraordinary loss by Stewart Holdings of $2,921,531.

         The expansion of Stewart Holdings has resulted in significant increases in assets, liabilities, revenue and operating expenses. Total assets amounted to $23,202,819 at June 30, 1999, $19,005,205 at June 30, 1998,
$26,958,059 at December 31, 1998 and $20,193,637 at December 31, 1998. These
amounts reflect an increase at December 31, 1998 over December 31, 1997 of 33.5% and an increase as of June 30, 1999 as compared to June 30, 1998 of 12.2%. Liabilities at June 30, 1999 included $921,824 of senior demand notes, $11,625,746 of subordinated debentures and $3,374,500 of preferred stock as compared to June 30, 1998 balances of $361,193 of senior demand notes and $13,154,869 of subordinated debentures. No preferred stock was issued as of June 30, 1998.

         These liabilities total $15,922,070 as of June 30, 1999. The same liabilities totaled $13,516,062 at June 30, 1998 , reflecting an increase of $2,406,008, or 17.8%, as of June 30, 1999.

         Salaries expense also has increased significantly over this period as a result of the increased personnel both at new offices and in the home office personnel. Total salaries for the six months ended June 30, 1999 were $2,059,997 as compared to salaries for the six months ended June 30, 1998 of $1,419,569, an increase of $640,428 or 45.1%.

         General and administrative expenses also reflected increases as a result of the additional offices and additional costs required to increase home office operations. The total for the six months ended June 30, 1999 was $2,837,500. The total general administrative expenses for the six months ended June 30, 1998 were $2,152,640, an increase of $684,860 or 31.8%.

         Interest expense increased to $1,274,322 for the six months ended June 30, 1999, an increase of $328,049 or 34.7% over the $946,273 reflected as of the six months ended June 30, 1998. This increase was due primarily to increases in interest bearing liabilities for funding new offices and increasing loans receivable.

The following table provides information regarding expenses and revenues for comparable periods of time:

                                                                                     SIX MONTHS
                                              YEARS ENDED DECEMBER 31               ENDED JUNE 30
                                              -----------------------               -------------

                                               1998             1997             1998             1999
                                               ----             ----             ----             ----
General administrative                     $ 4,613,149       $3,220,680       $2,152,640       $2,837,500
Salaries and wages                           2,976,028        2,199,396        1,419,569        2,059,997
Interest expense                             2,085,492        1,564,030          946,273        1,274,322
Bad debts, net of recovery of
delinquent                                           0          390,516           47,042          848,346
accounts
Depreciation and amortization                  616,560          361,565          326,389          363,968
Total expenses                             $10,291,229       $7,737,187       $4,891,913       $7,384,133
                                           ===========       ==========       ==========       ==========

Total revenue reflects the following

Total revenues                             $ 9,750,726       $7,504,512       $3,595,476       $6,172,739
                                           ===========       ==========       ==========       ==========

LIQUIDITY AND CAPITAL RESOURCES.

         As to liquidity, cash and certificates of deposit totaled $3,308,299 at June 30, 1999, $2,386,734 at June 30, 1998, $4,598,575 at December 31, 1998
and $2,435,866 at December 31, 1997. These amounts reflect a decrease as of June 30,1999 as compared to June 30, 1998 of 13.9% and a decrease when the balance at June 30, 1999 is compared to the balance at December 31, 1998 of 28.1%.

         Stewart Holdings' primary sources of funds are a $6,600,000 revolving line of credit with Finova Capital Corporation, a $1,500,000 revolving line of credit with Community Bank & Trust, Cornelia, Georgia, and sales of securities of Stewart Georgia. As of June 30, 1999, Stewart Holdings had borrowed $6,350,000 and $1,500,000 under the Finova and Cornelia credit lines, respectively. As of June 30, 1999, Stewart Georgia had issued $921,824 in principal amount of senior demand notes, $11,625,746 in principal amount of subordinated debentures and $3,347,500 in series A preferred stock.

         Stewart Georgia stopped issuing new senior notes, subordinated debentures, and preferred stock on February 28, 1999 in order to conduct a rescission offering for all of its outstanding senior notes, subordinated debentures, and preferred stock. With respect to its outstanding senior notes, however, Stewart Georgia has continued its practice of allowing the holders of its senior notes to redeem such notes in whole or in part, or to increase the principal balance of such notes at any time. A senior note is redeemable in full on demand by its holder for the outstanding balance of such senior note, plus any accrued but unpaid interest at the time of redemption. A senior note also is redeemable in part by its holder to the extent the holder of such note requests a cash payment from Stewart Georgia that is less than the outstanding principal balance of the holder's senior note. Likewise, the holder of a senior note may increase the principal balance of an outstanding senior note by making an additional payment to Stewart Georgia. When Stewart Georgia makes a payment to a senior note holder in partial redemption of a senior note or accepts additional funds from a senior note holder to increases the amount of an outstanding senior note, it records the change on its books and records, but it does not issue a new senior note reflecting the reduced or increased principal balance of such note. Accordingly, the balance of senior notes has increased from the $809,931 outstanding as of February 28, 1999 to the $921,824 outstanding as of June 30, 1999.

         The following table sets forth Stewart Holdings' average interest rate on borrowings, computed by dividing the aggregate interest paid by the average indebtedness outstanding for the fiscal years ended December 31, 1998, 1997, 1996, and 1995 and the six-month period ended June 30, 1999:

                                                                                               SIX MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                    ------------------------                       --------
ACTIVITY                                 1998        1997         1996           1995                1999
--------                                 ----        ----         ----           ----                ----
Average Annual Yield ............       9.00%        9.95%        9.90%         8.54%                9.80%

PLAN FOR PAYMENT OF SECURITY HOLDERS ACCEPTING STEWART GEORGIA'S RESCISSION
OFFER.

         Stewart Holding's plan to pay security holders who accept Stewart Georgia's rescission offer would involve a series of steps beginning with the use of cash, certificates of deposit and marketable securities (net of the margin loan applicable to the marketable securities).

         As of June 30, 1999, the value of these assets were:

         Cash                                                 $ 2,352,491
         Certificates of deposit                                  955,808
         Marketable Securities, valued at market                  590,969
         Margin loan on marketable securities                    (279,917)
                                                              ===========

         Net cash available for rescission payments           $ 3,619,351
                                                              ===========

         These funds would liquidate approximately 22% of the total potential rescission acceptances. At this level of acceptance, Stewart Holdings would have to obtain additional cash resources in order to continue to pay its costs of operations on a regular basis. During the six months ended June 30, 1999, Stewart Holdings incurred average monthly expenses of approximately $230,000. Additionally, Stewart Holdings expended approximately $100,000 per month in connection with new loan receivables from customers during that period. Consequently, Stewart Holdings would need to obtain sufficient cash to fund approximately $330,000 per month if 22% of rescission offerees accept the rescission offer. Stewart holdings anticipates that it could borrow sufficient cash to enable Stewart Holdings to continue to pay these operating expenses and to make such loans until the cash flow from these loans provided adequate funds for Stewart Holdings to sustain its operating expenses from internally generated funds.

         The next step in Stewart Holdings' plan would be to borrow up to $5,000,000 to liquidate additional rescission acceptances. Stewart Holdings believes that it can borrow 5,000,0000 either from John B. Stewart, Jr. or lending institutions. These funds would enable Stewart Holdings to liquidate an additional 30% of the aggregate amount of potential rescission acceptances.

         If 50% of the offerees accepted the rescission offer, Stewart Holdings would continue to require approximately $330,000 on a monthly basis to satisfy its operating expenses. If Stewart Holdings could not obtain funds to satisfy these operating expenses after the additional $5,000,000 had been borrowed, it would be required to take steps to significantly reduce its monthly expenses through employee reductions and the sale of offices. Stewart Holdings anticipates that it would prioritize the sale of offices by first selling those which are marginally profitable and retaining those offices that provide a greater return on investment. The funds obtained through the reduction of expenses and the sale of offices would be utilized to reduce debt and fund ongoing operations.

         If more than 50% of the security holders elected to accept the rescission offer, Stewart Holdings would have to liquidate finance receivables and sell additional office locations (including the licenses granted to such office locations by the applicable regulatory authority).

         Stewart Holdings would be required to pay off the Finova loan before any of the finance receivables could be sold to unrelated third parties. As a result, it would be necessary for Stewart Holdings to raise $6,350,000 from the sale of existing finance receivables or offices before any funds could be applied to liquidate additional rescission acceptances. Therefore, to complete the payoff of the remaining 50% of the rescission elections (approximately $7.275 million), Stewart Holdings would have to sell, on a wholesale basis, finance receivables or offices with an inventory of finance receivables in a total amount of approximately $13.625 million. These steps would provide the funds to pay the Finova liability and to liquidate the balance of the rescission offering.

         The specific method of liquidating any finance receivables or selling any office locations with the finance receivables would be determined at the time the need for such sales arose. There are accepted formulas for the sale, on a wholesale basis, of finance receivables or office locations with finance receivables.

         If more than 50% of the offerees accept the rescission offer, Stewart Holdings would face an ongoing requirement to reduce payroll and other operating expenses. Its ability to make new loans would be based on its collection of outstanding loans and its ability to obtain additional funding either from borrowing or other sources. Stewart Holdings has no specific plan to obtain sufficient funding to satisfy this rescission offering if more than 50% of the offerees accept the rescission offer.

YEAR 2000 COMPLIANCE.

         The state of Stewart Holdings' readiness.

         The Year 2000 issue results from computer programs being written using two digits rather than four to define the applicable year. Any of Stewart Holdings' computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations resulting in disruptions of operations, including, among other things, a temporary inability to process transactions, send statements or engage in similar normal business activities.

         Stewart Holdings has a four-phase plan to resolve the Year 2000 issue with respect to its internal and external systems:

         - Identifying significant systems and assessing potential Year 2000 issues relating to those systems;

         -        Renovating, repairing and replacing noncompliant systems;

         -        Testing and validating solutions; and

         -        Implementing those solutions.

         The first and second phase of the plan have been completed and Stewart Holdings has substantially completed the third phase. The first phase involved assessing all computer controlled systems, including the computer systems of Stewart Holdings' vendors, telecommunications, security and alarm, elevator, telephone, HVAC, and environmental systems with embedded microchips. Stewart Holdings' local area network has been evaluated and is Year 2000 compliant.

         The second phase involves upgrading, as applicable, hardware, software, networks and other processing platforms. The noncompliant individual personal computers throughout the organization have been replaced. Stewart Holdings also has upgraded the versions of the spreadsheet and word processing programs it uses for internal purposes to the Year 2000 compliant versions.

         The testing, validation and implementation phases are substantially complete. During the remainder of 1999 additional testing and re-testing will be performed, and every effort will be made to ensure the conversion from 1999 to the Year 2000 is uneventful.

         The costs to address Stewart Holdings' Year 2000 issues.

         The costs associated with Stewart Holdings' Year 2000 issues are not expected to have a material impact on the long term results of the operations or financial condition of Stewart Holdings. The total expense to upgrade the individual personal computers throughout the organization was approximately $35,000. The software upgrade cost approximately $5,000. Stewart Holdings also has incurred consulting expenses of approximately $15,000 in connection with its Year 2000 plan. Expenses incurred in the upgrade and testing of the new hardware and software for the vendors' data processing systems are the outside vendors' responsibility.

         The risks of Stewart Holdings' Year 2000 issues.

         Stewart Holdings believes that the failure of third parties to address their Year 2000 problems in a timely fashion presents the greatest likelihood of Stewart Holdings not being fully Year 2000 compliant. Such a failure could materially adversely impact Stewart Holdings' operations and the estimated costs of the Year 2000 plan. The effect of non-compliance by third parties is not determinable at this time. Stewart Holdings could be subject to litigation for computer systems product failure including equipment shutdown or failure to properly date business records or process transactions. The amount of potential liability, if any, and lost revenue cannot be reasonably estimated at this time.

         Stewart Holdings' contingency plans.

         Stewart Holdings has contingency plans in place for mission critical systems in the event of unforeseen difficulties to minimize any disruptions. Personnel of Stewart Holdings have been trained and advised to operate on a manual basis, with all items going to Stewart Holdings' corporate headquarters for processing. The corporate headquarters will operate on a power generator that should allow continued processing and service to Stewart Holdings' customers in the event of interruption of electric utility service.

                                    BUSINESS

OUR BUSINESS.

         Our business primarily consists of making small balance consumer finance loans to individuals in relatively small original principal amounts for relatively short periods of time. In Georgia, our small balance consumer loans do not exceed $3,000 in original principal amount and are originated under the Georgia Industrial Loan Act, ("GILA"). As of June 30, 1999, approximately 46.9% of the aggregate amount of our outstanding loans were small balance consumer loans originated under GILA. In Louisiana, Missouri and Illinois, our small balance consumer loans do not exceed $500 in original principal amount. We originate these loans under the small loan consumer finance laws and regulations applicable in the state where the loans are made. For the most part, these laws and regulations are similar to GILA. As of June 30, 1999, approximately 33.3% of the aggregate amount of our outstanding loans were small balance consumer loans originated by our Louisiana, Missouri and Illinois subsidiaries.

         In Louisiana, Missouri and Illinois, our business consists almost exclusively of making and servicing small balance consumer loans. In Georgia, however, we undertake various other lending and non-lending activities. For example, our lending activities in Georgia include originating:

         - larger balance consumer loans to individuals in original principal amounts in excess of $3,000 that are not regulated under GILA;

         - insurance premium loans, which we offer to finance a borrower's purchase of property and casualty insurance; and

         - tax refund loans, which are loans we make to individuals who anticipate receiving a federal income tax refund.

We also sell certain credit related insurance products in connection with our Georgia and Louisiana loans, such as life, accident and health, and property and automobile insurance. Finally, we sell memberships in an automobile club through our Georgia branch offices, which provides payment or reimbursement of automobile emergency related expenses such as towing charges and roadside repair.

         As of June 30, 1999, we had approximately 47,050 loan accounts and approximately $13,447,292 in total amount of loans outstanding. Of this amount, our small balance consumer loans and our larger balance consumer loans comprised in excess of 98% of the total amount of our outstanding loans. Our resources as of June 30, 1999 were invested primarily in small and larger balance consumer loans, which together comprised approximately 57% of our total assets on that date. For the six month period since Stewart Holdings' inception, approximately 68% of our revenue was derived from interest, fees and related charges earned on these loans. We also earned an additional 30% of our revenue for the six month period from commissions on sales of credit related insurance products and automobile club memberships, while 2% of our revenue for such period was derived from interest, fees and related charges earned on insurance premium loans and tax refund loans.

DESCRIPTION OF LOANS.

         The following table sets forth certain information regarding Stewart Holdings' loans for the fiscal years ended December 31, 1998, 1997, 1996 and 1995 and for the six-month period ended June 30, 1999:

                                                                                          SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                     JUNE 30,
                                                 ------------------------                     --------

                                         1998        1997        1996        1995               1999
                                         ----        ----        ----        ----               ----

Total Number of Loans
Outstanding......................         41,798      32,585      22,214      15,831           47,050
Total Amount of Loans Outstanding
(Gross) (in thousands)...........
                                         $13,416     $10,940     $ 4,468     $ 7,104          $13,447
Average Balance on Outstanding
Loans (in thousands).............
                                           $ 321       $ 336       $ 381       $ 449            $ 286
Average Amount of Loans Outstanding
Per Branch.......................          $ 327       $ 322       $ 565       $ 374            $ 313
Average Number of Loans Outstanding
Per Branch.......................          1,019         958         966         833            1,120

         SMALL BALANCE LOANS. Stewart Holdings originates its small balance loans to individual consumers who use the proceeds of these loans primarily for payment of unusual or unforeseen expenses, discharging accumulations of small debts, or purchasing furniture or appliances. As of June 30, 1999, the aggregate amount of small balance loans Stewart Holdings had outstanding was approximately $10,887,000, which represented approximately 81% of Stewart Holdings' total amount of loans outstanding as of that date. As of June 30, 1999, approximately 46.9% of Stewart Holdings small balance loans were originated by Stewart Georgia. The average maturity of Stewart Holdings' small balance loans as of June 30, 1999 was 5.9 months. Stewart Holdings generally secures small balance loans by obtaining a security agreement from the borrower which grants Stewart Holdings a security interest in specified collateral. In connection with its small balance loans in Georgia, however, Stewart Holdings does not perfect its security interest by filing any financing statements or deeds to secure debt or taking possession of any title certificates. Instead, Stewart Holdings relies on the borrower's payment of "non-recording" insurance. There are no non-accruing loans in Stewart Holdings' loan portfolio.

         The table below provides information with respect to the small balance loans made by Stewart Holdings, including the average annual yield on such loans for the fiscal years ended December 31, 1998, 1997, 1996 and, 1995 and for the six-month period ended June 30, 1999. The average annual yield on Stewart Holdings' loans is calculated by taking the ratio of finance charges, including late charges, earned the loans to the average net outstanding balance of a loans.

                                                                                                  SIX MONTHS
                                                        YEARS ENDED DECEMBER 31,                     ENDED
                                                        ------------------------                    JUNE 30,
                                                                                                    --------

                                              1998          1997          1996          1995          1999
                                              ----          ----          ----          ----          ----
                                                         (IN THOUSANDS EXCEPT FOR PERCENT DATA)
Average Amount Outstanding.........      $   9,352       $   8,752   $   6,974       $   6,009      $ 10,645
Average Interest Earned............      $   4,766       $   3,209   $   2,757       $   1,917      $  2,700
Average Annual Yield...............             32%             31%         37%             33%           32%

         LARGER BALANCE LOANS. In Georgia, Stewart Holdings also originates loans to individuals in original principal amounts in excess of $3,000, which loans are used for various purposes but most typically to finance the borrower's purchase of personal property. As of June 30, 1999, the approximate aggregate amount of larger balance loans Stewart Holdings had outstanding was $2,563,000 which represented approximately 19% of Stewart Holdings' total loans outstanding as of that date. The average maturity of Stewart Holdings' larger balance loans as of June 30, 1999 was 22 months. Larger balance loans are secured by a security interest in the property that is the subject of the loan and Stewart Holdings attempts to perfect its security interest by filing financing statements in the case of personal property which does not have a certificate of title, and holding certificates of title on automobiles and other similar certificated property. There are no non-accruing loans in Stewart Holdings' loan portfolio.

         The table below provides information with respect to the larger balance loans made by Stewart Holdings, including the average annual yield on such loans, for the fiscal years ended December 31, 1998, 1997, 1996 and 1995 and the six-month period ended June 30, 1999:

                                                                                          SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                    JUNE 30,
                                                  ------------------------                    --------

                                        1998          1997         1996         1995            1999
                                        ----          ----         ----         ----            ----
                                               (IN THOUSANDS EXCEPT PERCENT DATA)

Average Amount Outstanding.....       $ 2,563      $ 2,188       $ 1,494      $ 1,095        $ 2,560
Average Interest Earned........       $   756      $   618       $   538      $   369        $   445
Average Annual Yield...........            30%          36%           31%          31%            30%


         OTHER TYPES OF LOANS. Stewart Holdings also offers a variety of other types of loans and services in its Georgia branch offices that it doesn't offer in Louisiana, Missouri or Illinois. For example, Stewart Holdings provides insurance premium loans to finance the purchase of automobile, property and casualty insurance exclusively for Ben Stewart Insurance and Realty, Inc., which is wholly owned by John B. Stewart, Jr. Stewart Holdings obtains an assignment of insurance policies which it finances so that in the event of a cancellation of the policy as a result of a loan default, or otherwise, Stewart Holdings receives any rebate of unearned premiums which it can apply against the loan balance. Otherwise, insurance premium loans are unsecured. Stewart Holdings also provides loans to individuals based on their anticipated federal income tax refund. As of June 30, 1999, the aggregate amount of insurance premium loans and tax refund loans Stewart Holdings had outstanding was $242,000, which represented less than 1% of Stewart Holdings' total loans outstanding as of that date. There are no non-accruing loans in Stewart Holdings' loan portfolio.

UNDERWRITING.

         Prior to making any loan to a potential borrower, it is Stewart Holdings' policy to conduct a credit investigation to determine the income, existing indebtedness, length and stability of employment, and other relevant information concerning the potential borrower. The account is credit scored, and this score is used in making the loan decision. In making small balance loans and insurance premium loans, Stewart Holdings places emphasis upon the potential borrower's ability to repay the loan rather than upon the potential resale value of any underlying collateral. In making larger balance loans, however, Stewart Holdings places more emphasis upon the marketability and value of the underlying collateral than on the potential borrower's ability to repay the loan.

         DELINQUENCIES.

         Delinquent accounts are classified at the end of each month according to the number of installments past due at that time based on the original or extended terms of the contract. When 75% of an installment has been paid, it is not considered delinquent for the purpose of this classification. When three installments are past due, the account is classified as being 60-89 days past due; when four or more installments are past due, the account is classified as being 90 days or more past due. Stewart Holdings has an immediate response policy for delinquencies and attempts to collect loans that are one day past due. Stewart Holdings' loan officers are encouraged to contact the customer each day and to continue collection efforts for 90 days. Stewart Holdings may renew or modify past due loans; however, if the loan continues in a delinquent status for 90 days, Stewart Holdings generally attempts to exercise its remedies, including legal action, primarily through actions filed in small claims court. Stewart Holdings considers renewals of past due loans to be in the ordinary course of business and does not maintain records of the number of past due loans which are renewed. Based on recent collection experience, Stewart Holdings now writes off past due balances at 240 days.

         The table below shows the amount of classifications of delinquencies and the ratio that such delinquencies bear to related outstanding loans for the years ended December 31, 1998, 1997, 1996, 1995 and the six months ended June 30, 1999. Stewart Holdings changed its accounting methods in 1996 to include in the category of loans that are 90 or more days past due balanced of loans that are subject to bankruptcy or legal proceedings. For the years ended 1998, 1997 and 1996, the aggregate loan balances for customers who had filed bankruptcy were $430,000, $630,000 and $180,000, respectively. Prior to 1996, the balance of a bankrupt customer was charged off to bad debts and removed from loan receivables. Stewart Holdings has no non-accruing loans in its loan portfolio

                                                                                       SIX MONTHS
                                                                                          ENDED
                                             YEARS ENDED DECEMBER 31,                    JUNE 30,
                                             ------------------------                    --------

                                   1998          1997          1996          1995          1999
                                   ----          ----          ----          ----          ----
                                  (IN THOUSANDS EXCEPT PERCENT AND AVERAGE DATA)
Loans 60-89 Days                 $     197     $     294     $     162     $    113     $     297
Percentage of Outstanding
Loans                                 1.47%         0.90%         1.91%        1.59%         2.21%
Loans 90 Days or More Past
Due                              $   1,493     $   1,643     $     741     $    246     $   1,466
Percentage of Outstanding
Loans                                11.13%        15.02%         8.75%        3.46%        10.90%
Average Number of Loans
Outstanding Per Branch
                                     1,019           958           966          833         1,120

LOSS EXPERIENCE.

         The table below provides net losses (charge-offs less recoveries) for the years ended December 31, 1998, 1997, 1996 and 1995 and the six-month period ended June 30, 1999:

                                                                                             SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                     JUNE 30,
                                                     ------------------------                     --------

                                        1998            1997            1996         1995           1999
                                        ----            ----            ----         ----           ----
                                                                      (IN THOUSANDS)
Charge-offs....................         $794          $  862           $604         $203           $917
Recoveries.....................          478           1,049            662           61             69
                                        ----          ------           ----         ----           ----
Net Loss.......................          316            (187)           (58)         142            848

ALLOWANCE FOR LOAN LOSSES.

         Stewart Holdings determines its allowance for loan losses based on previous loss experience, a review of specifically identified potentially uncollectible loans and management's evaluation of the inherent risks in, as well as the change in the composition of, Stewart Holdings' loan portfolio. Such allowance is, in the opinion of management, sufficient to provide adequate protection against future loan losses.

CREDIT-RELATED INSURANCE.

         NON-RECORDING INSURANCE. Generally, Stewart Holdings' small balance loans are secured by specific personal property owned by the borrower and listed on a security agreement. In Georgia, however, Stewart Holdings charges the borrower who chooses not to pay the costs associated with, and incur the other detriments of, a secured loan the cost of purchasing "insurance" rather than providing a perfected security interest. The insurance purchased under this arrangement is commonly known as "non-recording" insurance because no financing statement is filed. Despite its characterization as "insurance," the payment made by the borrower is not actually a form of insurance, but is rather a payment for Stewart Holdings' self-retention risk. Stewart Holdings' practice is not to waive "non-recording" insurance for unsecured small balance loans under GILA. Georgia regulations governing "non-recording" insurance provide that such insurance can be written on loans with a face amount of greater than $100 in lieu of recording a security instrument with the proper public official or agency of the state. The rates for such "non-recording" insurance must meet standards and requirements of the Georgia Insurance Code and Stewart Holdings is not allowed to select "non-recording" insurance instead of recording a security instrument if the former choice will cost the borrower more money than the latter choice. Stewart Holdings' current charges for "non-recording" insurance are $10 if personal property is listed as security and $25 if both personal property and an automobile are listed as security. Stewart Holdings does not charge borrowers "non-recording" insurance in any state other than Georgia.

         OTHER INSURANCE SALES. Stewart Georgia and Stewart Louisiana are authorized to sell credit-related insurance to their loan customers and to charge and collect from such customers premiums actually paid for the insurance that they obtain on behalf of their customer. Under applicable regulations, such insurance must be reasonably related to the type and value of the property at issue and the amount and term of the loan. Additionally, such insurance may be obtained only through an insurance company authorized to do business in the state in which the loan is originated.

         When authorized to do so by its customers, Stewart Georgia and Stewart Louisiana act as a subagent for Voyager Insurance Company, an un-affiliated insurance company based in Jacksonville, Florida, through which it places life, accident and health, property and automobile insurance in connection with its loans. At a minimum, the manager of each Stewart Georgia and Stewart Louisiana branch locations is licensed as a subagent of Voyager to sell credit-related insurance. Commissions are determined on the basis of 40% of the premiums collected on insurance other than the so called "non-recording" insurance. Under applicable regulations, Stewart Georgia and Stewart Louisiana are authorized to sell level term life insurance and reducing term life insurance, which can be written as security on all loans. The insurance coverage is not allowed to exceed the face amount of the loan contract. Stewart Georgia and Stewart Louisiana also are authorized to write credit accident and sickness insurance, household goods fire insurance (provided that the face amount of the contract is $200 or more), and automobile insurance against loss or damage caused by fire, theft or collision. Stewart Holdings does not write any type of insurance anywhere other than in Georgia and Louisiana.

         The following table sets forth information regarding Stewart Holdings' commissions on insurance activities for the fiscal years ended December 31, 1998, 1997, 1996, and 1995 and the six-month period ended June 30, 1999:

                                                                                            SIX MONTHS
                                               YEARS ENDED DECEMBER 31,                   ENDED JUNE 30,
                                               ------------------------                   --------------

                                     1998        1997         1996          1995               1999
                                     ----        ----         ----          ----               ----
                                                                 (IN THOUSANDS)
Commissions on Sales of
Insurance....................       $1,916      $1,364       $1,283         $964              $1,284

AUTO CLUB MEMBERSHIPS.

         Stewart Holdings is affiliated through common ownership with Preferred Choice Auto Club, Inc. ("Auto Club"), which is owned by John B. Stewart, Jr., the sole shareholder of Stewart Holdings. The Auto Club provides payment or reimbursement of certain automobile emergency related expenses such as towing charges and roadside repair. Stewart Holdings offers memberships in the Auto Club to its Georgia customers through its branch offices as a service to its customers and receives a commission for membership sales.

         The following table sets forth information regarding Stewart Holdings' commissions on Auto Club activities for the fiscal years ended December 31, 1998, 1997, 1996, and 1995 and the six-month period ended June 30, 1999:

                                                                                                  SIX MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                         JUNE 30,
                                                     ------------------------                         --------

ACTIVITY                                 1998       1997           1996             1995                1999
--------                                 ----       ----           ----             ----                ----
                                                                            (IN THOUSANDS)
Commissions on Sales of Auto Club
Memberships......................      $ 1,095     $ 1,003         $ 687            $ 582               $ 571


GOVERNMENT REGULATION.

         The business of Stewart Holdings is subject to regulation through statutes and through supervision by administrative agencies. Because in excess of 46.9% of the aggregate amount of he Company's outstanding loans are originated under GILA, the following discussion of the regulatory environment in which Stewart Holdings operates will focus on GILA. The small balance loans Stewart Holdings originates in Louisiana, Missouri and Illinois are governed by small loan consumer finance laws substantially similar to GILA.

         The small balance loans made by Stewart Holdings in Georgia are governed by GILA, which governs loans of $3,000 or less and requires that lenders subject to GILA not lend funds for a term of more than 36 months and 15 days. GILA provides for a maximum rate of interest and specifies permitted additional fees which can be charged for a loan, including loan fees, maintenance fees and late fees. Stewart Holdings is also authorized to collect the actual and reasonable expense of repossessing, storing, and selling any collateral pledged as security. In general, charges, interest and fees cannot exceed the 5% per month limit established by the criminal usury provisions of Georgia law.

         GILA requires that each office in which a small loan business is conducted be licensed by the State of Georgia. The granting of a license depends on a finding of public convenience and advantage for the proposed office, and a finding of the financial responsibility, character and fitness of the applicant. Pursuant to regulations under GILA, Stewart Holdings is required to demonstrate that it has a minimum net worth of $25,000 to begin business. As a condition to obtaining such license, the applicant must consent to state regulation and examination and to the making of periodic reports to the Georgia Industrial Loan Department. Licenses are revocable for cause, and their continuance depends upon compliance with the law and regulations under which they are issued. As of the date of this prospectus, Stewart Holdings has never had any of its GILA licenses revoked. A breach of any applicable rules or regulations may result in a fine of up to $l,000 (or $5,000 if Stewart Holdings knew or should have reasonably known that it was in violation of the applicable rules and regulations) or Stewart Holdings' being placed on probation by the Commissioner of the Georgia Industrial Loan Department. GILA regulations also prescribe debt collection practices which govern the conduct of Stewart Holdings' employees and agents in collecting debts. The Georgia Insurance Department, which regulates and enforces GILA, periodically conducts audits of Stewart Holdings and its individual branches. Stewart Holdings follows its own internal audit procedures in an effort to insure that its operations are conducted in accordance with the rules and regulations of the Georgia Insurance Department and the requirements of GILA.

         All of Stewart Holdings' lending operations are carried on under the provisions of the Federal Consumer Credit Protection Act and the Fair Credit Reporting Act. On all loans made by Stewart Holdings, the finance charge, the annual percentage rate, the total of payments and other disclosures required by the Truth-in-Lending Act are disclosed to the borrower.

         A Federal Trade Commission ruling prevents Stewart Holdings and other consumer lenders from using household goods as collateral on small balance loans. Stewart Holdings believes the inability to use household goods as collateral has not had any adverse impact on the quality of Stewart Holdings' receivables, since the primary credit consideration in making small balance loans is the customer's ability to repay the loan, and not the collateral available in the event of default. Stewart Holdings secures its larger balance loans with non-household collateral such as automobiles, boats and other items which are exempt under Federal Trade Commission rulings.

         Stewart Holdings is also licensed as an insurance premium finance company in Georgia under the Georgia Insurance Premium Finance Company Act. Pursuant to the Insurance Premium Finance Act, Stewart Holdings is required to maintain a minimum balance of at least $5,000 (or such higher amount required by the Georgia Insurance Commissioner) in its capital account as shown on its annual report to the Commissioner and a $25,000 bond. The transaction of Stewart Holdings' insurance premium finance business is subject to the statutory limitations, proscriptions, licensing requirements and the supervision and regulation of the Georgia Insurance Department.

COMPETITION.

         Stewart Holdings competes with national, regional and local finance companies in the communities in which it serves and, to a lesser extent, with commercial banks. Stewart Holdings believes that customer service is the primary factor that differentiates finance companies, since most competing finance companies, including Stewart Holdings, charge the same rate of interest and fees as permitted by the applicable state regulatory authorities. Stewart Holdings believes it has been able to compete effectively with other lenders in its market area through superior customer service. Many of Stewart Holdings' competitors, however, have substantially greater resources and larger branch networks than Stewart Holdings and are able to offer a broader range of products and services.

LEGAL PROCEEDINGS.

         There are no pending legal proceedings to which Stewart Holdings is a party or to which the property of Stewart Holdings is subject which management believes would have a material effect upon the operations or financial condition of Stewart Holdings. No information has been received with respect to any claim that might constitute a basis for any such material litigation.

EMPLOYEES.

         Stewart Finance Company Holdings, Inc. does not have any employees. Instead, all of the employees of Stewart Holdings are employed by its subsidiaries. As of June 30, 1999, the subsidiaries of Stewart Holdings employed 245 full-time persons, including 46 in managerial functions, 14 in corporate headquarters functions and 185 in branch operations. The employees include 3 executive officers, 1 senior supervisor, 12 supervisors, a corporate headquarters manager, the corporate headquarters administrative staff, along with office managers, assistant managers and cashiers at each branch location.

FACILITIES.

         Stewart Holdings' corporate headquarters are located in four office buildings in Union Point, Georgia, which are owned by Stewart Georgia and contain approximately 50,000 aggregate square feet of capacity. Stewart Holdings leases office space for all of the other branches. Stewart Holdings believes that its facilities are adequate for its current operations.

EFFECT OF RESCISSION OFFER BY STEWART GEORGIA.

      The effect of Stewart Georgia's rescission offer on the business operations of Stewart Holdings will depend upon the level of acceptance by rescission offerees. Please refer to a more detailed discussion of the effect the rescission offer may have on our business operations and financial condition at various levels of acceptance under the caption "Plan for payment of security holders accepting Stewart Georgia's rescission offer" contained within the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      RESCISSION OFFER BY STEWART GEORGIA

BACKGROUND INFORMATION.

         Stewart Georgia is offering to eligible purchasers of its senior demand notes, subordinated debentures and series A preferred stock the opportunity to rescind or void their purchase of those securities. The rescission offer is being made only to persons who purchased those securities from Stewart Georgia by payment or exchange (in the case of the preferred stock) and will not be extended to persons who purchased any of those securities from any other person. Eligible offerees who elect to participate in the rescission offer will exchange their securities for cash. The amount of cash they will receive will equal the original purchase price of the securities, plus accrued and unpaid interest (if the securities surrendered are senior notes or debentures) or accrued and unpaid dividends (if the securities surrendered are shares of preferred stock). As of June 30, 1999, Stewart Georgia had outstanding senior demand notes in the aggregate principal amount of $921,824, subordinated debentures in the aggregate principal amount of $11,625,746 and 33,475 shares of series A preferred stock. Stewart Georgia's rescission offer covers all of those securities.

WHY IS STEWART FINANCE COMPANY OFFERING TO RESCIND ITS SALE OF THESE
SECURITIES?

         Stewart Georgia offered and sold these securities in a continuous series of offerings beginning in 1989 in reliance on what is referred to as the "intrastate offering" exemption under Section 3(a)(11) of the Securities Act of 1933. In order to satisfy that exemption's requirements, Stewart Georgia had to offer and sell these securities only to residents of the State of Georgia and had to confine the vast majority of its business operations to the State of Georgia. While Stewart Georgia did limit its offer and sale of these securities to Georgia residents, over time it may have used a larger and larger percentage of the proceeds from the sale of these securities to fund the operations of its affiliated companies located outside Georgia. As a result, the intrastate offering exemption may not have been available, which means that holders of Stewart Georgia's securities may have the right under applicable federal and state law to recover the price that they paid for their securities, plus interest, reduced by any income received on or from their securities. Stewart Georgia is making the rescission offer voluntarily to limit, as far as may be permissible under applicable securities laws, its potential liability stemming from its possible non-compliance with applicable state and federal securities laws. You should note, however, that the Securities and Exchange Commission takes the position that liabilities under the federal securities laws are not terminated by making a rescission offer.

LEGAL EFFECT OF THE RESCISSION OFFER.

         - Federal securities laws. We believe that Stewart Georgia's potential liability under applicable federal securities laws resulting from its offer and sale of the securities subject to the rescission offer will be eliminated with respect to those eligible security holders who accept the rescission offer and exchange their securities for cash. The Securities and Exchange Commission, however, takes the position that liabilities under the federal securities laws are not terminated by making a rescission offer. We believe, however, that acceptance of the rescission offer and receipt by the eligible security holder of the cash consideration to be paid for such person's securities, should have the effect of terminating liability to that security holder because the damages element of any claim by the security holder will be eliminated.

         If an eligible security holder affirmatively rejects or fails to respond to the rescission offer, Stewart Georgia's potential liability under the Securities Act of 1933 may not be completely extinguished. Under those circumstances, Stewart Georgia may assert that these security holders released any claims to recover the purchase price of their securities because of their rejection or inaction. If the affirmative rejection or failure to respond to the rescission offer does not act as a release of claims, eligible security holders who have rejected or failed to respond to the rescission offer would retain any rights or claims they may have under the federal securities laws. Such claims would be subject to any defenses Stewart Georgia may have, including the running of the statute of limitations.

         In general, to sustain a claim based on violations of the registration provisions of the federal securities laws, the claim must be brought within one year after discovery of the violation upon which the claim is based, but in no event more than three years after the occurrence of the violation. The statute of limitations may have already run with respect to some eligible holders of securities.

         - Georgia securities laws. Under Georgia securities laws, a person may sue an issuer that offers or sells a security in violation of the Georgia registration requirements to recover the consideration paid for the security, together with interest at the stated rate per annum appearing on the face of such security (or 6% per annum for a non-interest bearing security) from the date of payment, less the amount of any income received on the security, until the person's return of the security. Under Georgia law, no person may sue based on a violation of the registration provisions of Georgia law more than two years after the contract of sale. In any event, a buyer of securities in Georgia may not sue if he has received a bona fide offer in writing to refund the consideration paid for such security, together with interest at the applicable rate, from the date of payment, less the amount of any income received on the security, and such buyer has failed to accept the offer within 30 days of its receipt.

FUNDING THE RESCISSION OFFER.

         Stewart Holdings does not have liquid assets sufficient to pay the roughly $15,922,070 in cash that it would need to pay if the rescission offer were accepted by all of the eligible security holders. Because we have no way of predicting the number of eligible security holders who will accept the rescission offer or how many securities they own, we cannot provide you with a realistic description of the effect that the rescission offer will have on the financial condition of Stewart Georgia individually, or Stewart Holdings collectively. We have tried, however, to analyze the potential effect at various levels of acceptance under the caption "Plan for payment of security holders accepting Stewart Georgia's rescission offer," which can be found in the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   MANAGEMENT


DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES.

      The individuals described below are the directors, executive officers and other key personnel of Stewart Holdings. As previously discussed, none of these individuals are employed by Stewart Finance Company Holdings, Inc., but each is employed instead by Stewart Georgia.

      Name                           Age                  Title
      ----                           ---                  -----

      John B. Stewart, Jr.            49                  Director, President and Treasurer
      Jeffery L. Smith                44                  Vice President
      Janice M. Wallace               34                  Secretary
      Frederick Boutwell              34                  Director of Operations

      John B. Stewart, Jr. Mr. Stewart is the founder of Stewart Holdings and has been Stewart Holdings' President, Treasurer and a director since Stewart Holdings' inception in 1998. Mr. Stewart is also the sole shareholder of Stewart Holdings. In addition to his duties with Stewart Holdings, Mr. Stewart is currently serving a fourth term as the Mayor of the City of Union Point, Georgia. Mr. Stewart received his bachelor's degree in Finance from the University of Georgia.

      Jeffery L. Smith. Mr. Smith has served as the Vice President of Stewart Georgia since April 1993. As Vice President, Mr. Smith is responsible for general operations of Stewart Holdings' business, with particular emphasis on the Union Point corporate headquarters office. Mr. Smith is responsible for general supervision of Stewart Holdings' programs. Prior to being employed by Stewart Georgia, Mr. Smith was, from 1977 to 1993, employed by the Central and Southern Bank of Greensboro, where he served as a Senior Vice President from 1988 to 1993. Mr. Smith received his Bachelor of Business Administration in accounting from the University of Georgia in 1977.

      Janice M. Wallace. Ms. Wallace has served as the Secretary of Stewart Georgia since 1992 and has been employed by Stewart Georgia since 1988. Ms. Wallace graduated from Greene-Taliaferro High School.

      Frederick Boutwell. Mr. Boutwell has served as the Director of Operations for Stewart Georgia since June 1996. In this capacity, Mr. Boutwell is responsible for the overall office operations of Stewart Holdings. Prior to being employed by Stewart Georgia, Mr. Boutwell was, from 1991 to 1996, employed by The Money Tree as a regional supervisor. Mr. Boutwell graduated from Central of Thomas County High School.

      The directors of Stewart Holdings are elected annually and serve a term of one year which expires at the annual meeting of shareholders following their election, or at the earlier of their resignation, removal from office or death. Officers of Stewart Holdings are appointed annually by the board of directors and serve one year terms, or until their earlier resignation, removal from office or death.

EXECUTIVE COMPENSATION.

      The following table sets forth the aggregate compensation for services rendered to Stewart Georgia in all capacities paid or accrued for the fiscal years ended December 31, 1998, 1997 and 1996. No executive officer of Stewart Georgia received aggregate cash and cash equivalent forms of compensation in excess of $100,000.

                                                              ANNUAL COMPENSATION
                                                              -------------------
                                                                                                  ALL OTHER
                                                                                                  ---------
NAME                               CAPACITY             SALARY        YEAR          BONUS        COMPENSATION
----                               --------             ------        ----          -----        ------------
John B. Stewart, Jr.         President, Director      $60,000         1998           N/A            $27,000
                                                      $60,000         1997           N/A             27,000
                                                      $60,000         1996           N/A             27,000

INDEMNIFICATION.

      Stewart Holdings has, pursuant to the authority granted under Georgia law, agreed to indemnify any officer or director of Stewart Holdings against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by him in any action, suit or proceeding brought or threatened to be brought against him by reason of the fact that he is or was an officer or director of Stewart Holdings if he acted in a manner he reasonably believed to be in or not opposed to the best interests of Stewart Holdings, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Stewart Holdings pursuant to the foregoing provisions, or otherwise, Stewart Holdings has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PROFIT SHARING 401(K) PLAN.

         Stewart Georgia has established a Profit Sharing 401(k) Plan, which is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code ("Code"), pursuant to which all employees of Stewart Georgia may elect to have Stewart Georgia make certain salary reduction contributions on their behalf. Subject to certain annual limitations imposed by the Code ($10,000 per participant in 1999), an employee may elect to contribute up to 15% of his or her total compensation to the plan on a pre-tax basis. Each participant in the 401(k) Plan is fully vested in his or her salary reduction contributions account. In addition, at the end of each "plan year", Stewart Georgia may make a discretionary matching contribution with respect to the first 4% of each participant's salary reduction contribution for the relevant plan year in an amount that is equal to a specified percentage of the participant's contributions as determined by the board of directors. Each participant becomes vested ratably in Stewart Georgia's contributions on behalf of the participant at the rate of 20% after two years of service with Stewart Georgia and an additional 20% for each subsequent year of service, becoming fully vested after six years of service.

                             PRINCIPAL SHAREHOLDERS

      The table below presents information regarding the beneficial ownership of all shares of common stock of Stewart Holdings as of June 30, 1999 by:

      (i) each person who owns beneficially more than five percent of the outstanding shares of common stock;

      (ii)  each director of Stewart Holdings;

      (iii) each named executive officer; and

      (iv)  all directors and officers as a group.


                                                                                   SHARES BENEFICIALLY OWNED
                                                                                   -------------------------
NAME OF BENEFICIAL OWNER                                                          NUMBER              PERCENT
------------------------                                                          ------              -------
John B. Stewart, Jr. (director, executive officer).....................           42,000               100%
All directors and officers as a group..................................           42,000               100%



      The business address of Mr. Stewart is the same as the address of Stewart Holdings' principal executive offices.

                              CERTAIN TRANSACTIONS

      As of June 30, 1999, Stewart Holdings (through its subsidiary Stewart Georgia) had the following loan transactions with parties that are related to Stewart Holdings.

      - During 1996 and 1997, Stewart Georgia acquired a portfolio of marketable securities at the direction of John B. Stewart, Jr. At the request of Stewart Georgia's lenders, the portfolio was transferred from Stewart Georgia into Mr. Stewart's individual name. Stewart Georgia accounted for this transfer as an advance to Mr. Stewart in the amount of $1,363,087, which was the market value of the securities in the portfolio when they were transferred to Mr. Stewart. The advance was unsecured, non-interest bearing, had no stated maturity and was not represented by a written instrument. On or about June 15, 1999, Mr. Stewart repaid the advance in full and loaned Stewart Georgia an additional $246,866. The loan is unsecured, non-interest bearing, has no stated maturity and is not represented by a written instrument. Mr. Stewart obtained the proceeds to repay the advance and to make the loan to Stewart Georgia by personally borrowing money from individuals pursuant to written promissory notes. Mr. Stewart is obligated to repay the principal balance of such notes, together with interest at 9% per annum, on demand at the request of the holders of such notes.

      - On December 15, 1989, Stewart Georgia issued to John B. Stewart, Jr., a senior demand note in the aggregate principal amount of $26,887.00. As of December 31, 1998, the outstanding principal balance of this note was $72,297.48. Interest on this senior note is payable monthly at a rate of 9% per annum and the outstanding principal balance of the note is repayable on demand at the request of Mr. Stewart. As of June 30, 1999, the outstanding principal balance of this note was $502.27.

      - On July 18, 1995, Stewart Georgia issued to Stewart Insurance, Ltd., an insurance company which is owned entirely by John B. Stewart, Jr., and domiciled in the Turks and Caicos Islands, a senior demand note in the aggregate principal amount of $50,667.04. As of June 30, 1999, the outstanding principal balance of this note was $106,438.88. Interest on this senior note is payable monthly at a rate of 7% per annum and the outstanding principal balance of the note is repayable on demand at the request of Stewart Insurance, Ltd.

      - On February 26, 1999, Stewart Georgia issued to J&J Reinsurance, Ltd., an insurance company which is owned entirely by John B. Stewart, Jr., and domiciled in the Turks and Caicos Islands, a senior demand note in the aggregate principal amount of $23,126.24. As of June 30, 1999, the outstanding principal balance of this note was $79,550.12. Interest on this senior note is payable monthly at a rate of 8% per annum and the outstanding principal balance of the note is repayable on demand at the request of J&J Reinsurance, Ltd.

      - Stewart Georgia has a loan outstanding in the aggregate principal amount of $137,573.82 that was made on July 12, 1999 to Richard Stewart, who is the brother of John B. Stewart, Jr. The loan is amortized in equal monthly installments of principal and interest over its term, which matures on July 1, 2004. The loan bears interest at an annual percentage rate of 12%.

        Stewart Georgia is subject to various conflicts of interest in its relationship with Mr. Stewart and his other business enterprises. The following relationships between Stewart Georgia and related parties may involve actual or potential conflicts of interest.

      - Stewart Georgia provides cash advances and accounting services to Stewart Louisiana, Stewart Missouri, and Stewart Illinois. As of June 30, 1999, Stewart Georgia was owed $8,385,137 for advances and services provided to these affiliates. Stewart Georgia earns no return on funds advanced or services rendered to these affiliates, the advances and services are not made pursuant to written instruments and there is no schedule established for repayment of the advances or payment for the services. At December

31, 1998, Stewart Georgia and each of the affiliates identified above was wholly owned by John B. Stewart, Jr.

      - Voyager Insurance Company has a risk sharing agreement with Stewart Insurance, Ltd. Under this agreement, Stewart Insurance, Ltd. bears a portion of the risk of loss associated with insurance placed by Stewart Georgia with Voyager Insurance Company on a retrospective plan under which Stewart Insurance, Ltd. receives as profit a portion of the insurance commissions paid to Voyager Insurance Company determined on the basis of its loss experience. Stewart Georgia has no interest in the earnings, profits or losses of Stewart Insurance, Ltd. In 1998, Stewart Insurance, Ltd. earned $160,188 in net income from its arrangement with Voyager Insurance Company, Inc.

      - John B. Stewart, Jr. is the sole shareholder of Preferred Choice Auto Club, Inc., which provides payment or reimbursement of certain automobile emergency related expenses such as towing charges and roadside repair. Stewart Georgia offers memberships in the Auto Club as a service to its customers and receives a commission for membership sales. In 1998, Stewart Georgia earned $1,110,173 in commissions on sales of memberships in the Auto Club.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL.

         Stewart Holdings' authorized capital stock consists of (i) 2,000,000 shares of common stock, $0.01 par value, and (ii) 10,000,000 shares of preferred stock, 0.001 par value. As of the date of this prospectus, Stewart Holdings has 42,000 shares of common stock outstanding and no shares of preferred stock outstanding. The following summary description of Stewart Holdings' capital stock does not purport to be complete and is qualified in its entirety by reference to Stewart Holdings' articles of incorporation, which are filed as an exhibit to the registration statement of which this prospectus forms a part, and Georgia law. Reference is made to such exhibit and Georgia law for a detailed description of the provisions thereof summarized below.

COMMON STOCK.

         As of the date of this prospectus, there are 42,000 shares of Stewart Holdings' common stock issued and outstanding, all of which are owned by John
B. Stewart, Jr. Holders of common stock have one vote per share on all matters submitted to a vote of the shareholders of Stewart Holdings, including with respect to the election of directors. Stewart Holdings' common stock is not traded in an established public trading market.

         Subject to the preferences that may be applicable to outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors of Stewart Holdings out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Stewart Holdings, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights.
All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK.

         Stewart Holdings' articles of incorporation authorize its board of directors to issue up to 10,000 shares of preferred stock in one or more series and to establish such designations and relative voting, dividend, liquidation, conversion, redemption, liquidation and other rights, preferences and limitations as the board of directors may determine without any further approval of the shareholders of Stewart Holdings. As of the date of this prospectus, Stewart Holdings has issued no shares of preferred stock.

                     VARIABLE RATE SUBORDINATED DEBENTURES

GENERAL.

         The following statements with respect to the debentures are subject to the detailed provisions of the variable rate indenture. Whenever any particular article or section of the variable rate indenture is referred to, the statement made in connection with such reference is qualified in its entirety by such reference.

         The debentures are registered and issued without coupons in series form. Any amount of any series may be issued. There is no limit on the principal variable rate indenture. Stewart Holdings and the trustee may amend the variable rate indenture to limit the principal amount of a particular series or to allow additional series of debentures with no limitations as to the maximum amount of any increase or as to the number of increases which may be made. Stewart Holdings may change the interest rates and the maturities of the debentures offered pursuant to this prospectus and of any subsequent series which may be offered, provided that no such change shall affect any debenture of any series issued prior to the date of change.

         The debentures are direct obligations of Stewart Holdings, but are not secured. Principal and interest are payable at the executive office of Stewart Holdings in Union Point, Georgia. The debentures are executed by Stewart Holdings and authenticated and delivered to the purchaser by the trustee upon written order of Stewart Holdings.

ESTABLISHED FEATURES OF SERIES 1 DEBENTURES

         The variable rate subordinated debentures series 1 ("series 1 debentures") offered herein are issued and dated as of the date when purchased. The interest rate for a series 1 debenture is compounded daily and is payable at any time at the holder's request. This request may be made to Stewart Holdings by phone, mail or in person at Stewart Holdings' executive offices. The series 1 debentures mature four years from date of issue, and may be extended for one additional four-year term as described below.

         Each Thursday, on a weekly basis, Stewart Holdings establishes various minimum purchase amounts with varying interest rates and interest adjustment periods ("established features") for each respective minimum purchase amount. The purchase amount and the interest adjustment period as established are maintained for the term of the series 1 debenture. The interest rate at which the series 1 debenture is sold is set only for the initial interest adjustment period. Stewart Holdings anticipates that it will offer the series 1 debentures with interest rate adjustment periods ranging from one month to four years.

         At the end of each interest adjustment period, Stewart Holdings will notify the holder by mail of the new interest rate, which will be the same interest rate that is applicable to all new series 1 debentures being offered during the same week and on the same terms. The new interest rate will be determined by Stewart Holdings, in its discretion, based on general market rates of interest. If the holder elects to retain the series 1 debenture at the new rate, no action is required of the holder as the new rate will become effective as of the first day of the interest adjustment period. If the holder elects not to accept the new rate, the holder can redeem the series 1 debenture without penalty at the end of the interest adjustment period. Debentures with the current established features are available for the period from Thursday through the following Wednesday. The current established features are applicable to all series 1 debentures sold by Stewart Holdings during that period. Stewart Holdings publishes this information in a newspaper of general circulation and, in addition, such information may be obtained directly from Stewart Holdings's executive offices in Union Point, Georgia. To the extent the established features of the series 1 debentures are changed, they are also set forth in Rule 424(b) prospectus supplements that are filed with the Securities and Exchange Commission.

SUBORDINATION.

         The payment of the principal of and interest on the debentures is subordinate in right of payment, as set forth in Article 10 of the variable rate indenture, to all senior debt of Stewart Holdings.

         The term "senior debt" means all indebtedness of Stewart Holdings outstanding at any time except debt of Stewart Holdings that by its terms is not senior in right of payment to the debentures, and indebtedness represented by Stewart Holdings' outstanding debentures, all of which are equal in terms of priority.

         If the debentures are declared due and payable before their expressed maturity due to a default under the variable rate indenture, the indebtedness evidenced by the debentures will be entitled to payment only after there shall have been paid in full all principal and interest on the senior debt. Likewise, in the event of any

     - insolvency or bankruptcy proceeding, or of any receivership, liquidation, reorganization or other similar proceeding, relative to Stewart Holdings or to its creditors, as such, or to its property; or

     - in the event of any proceeding for voluntary liquidation, dissolution or other winding up of Stewart Holdings, whether or not involving insolvency or bankruptcy;

then the holders of senior debt will be entitled to receive payment in full of all principal and interest on all senior debt before the holders of the debentures are entitled to receive any payments.

         The amount of Stewart Holdings' senior debt outstanding as of June 30, 1999 is set $8,771,824..

REDEMPTION BY STEWART HOLDINGS PRIOR TO MATURITY.

         Stewart Holdings may redeem any debenture of any series at any time prior to maturity for a redemption price equal to the principal amount plus any unpaid interest on such debenture to the date of redemption. Stewart Holdings will notify debenture holders whose debentures are to be redeemed not less than 30 nor more than 60 days prior to the date fixed for redemption. In the event the entire series is not called for redemption, the redemption call shall be made pro rata.

REDEMPTION AT REQUEST OF HOLDER PRIOR TO MATURITY.

         At the request of the holder, Stewart Holdings will redeem any series 1 debenture at the end of any interest adjustment period for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption.

         At the request of the holder, Stewart Holdings may, at its option, redeem any series 1 debenture during any interest adjustment period for a price equal to the principal amount plus interest at one-half the stated rate on the series 1 debenture.

         If the holder dies before maturity, Stewart Holdings may, at its option, redeem any series 1 debenture for a redemption price equal to the principal amount plus any unpaid interest thereon to date of redemption. Historically, Stewart Holdings has honored all such requests for early redemption.

         All redemptions will be made at Stewart Holdings' executive offices in Union Point, Georgia, either in person or by mail.

EXTENSION AFTER MATURITY.

         The maturity of a series 1 debenture will be automatically extended from the original maturity date for a period equal to the original term of such series 1 debenture unless the holder submits the series 1 debenture for redemption within 15 days after its maturity or Stewart Holdings tenders the amount due the holder within 15 days after maturity. In the event of such an extension, all provisions of the series 1 debenture will remain unchanged with the exception of the interest rate which will be changed in accordance with the interest adjustment provision. If Stewart Holdings does not elect to tender payment, it will notify the holder of this extension provision at least 30 days prior to the maturity date.

RESTRICTIONS UPON STEWART HOLDINGS.

         There are no restrictions in the variable rate indenture against the issuance of additional securities or the incurring of additional debt including senior debt and secured obligations.

MODIFICATION OF THE VARIABLE RATE INDENTURE.

         The variable rate indenture contains provisions permitting Stewart Holdings and the trustee, with the consent of the holders of not less than two-thirds of the outstanding principal amount of the debentures, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the variable rate indenture or of any supplemental indenture or modifying in any manner the rights of the holders of such debentures. However, no such supplemental indenture shall change the fixed maturity of any debenture, reduce the principal amount of any indenture, reduce the rate or change the time of payment of interest on any indenture, reduce the amount of debentures whose holders must consent to an amendment, or make any changes regarding the variable rate indenture that relate to waiver of default, the rights of holders to receive payments, and the requirements of consent of the debenture holders, without the consent of the holder of each debenture so affected.

         Stewart Holdings and the trustee may amend the variable rate indenture to allow the issuance of additional amounts of a particular series or additional series of debentures without the consent of the debenture holders. There are no limitations as to the maximum amount of any increase or to the number of increases which may be made. Stewart Holdings may change the interest rates and the maturities of the debentures offered pursuant to this prospectus and of any subsequent series which may be offered without entering into a supplemental indenture, provided that no such change will affect any debenture of any series issued prior to the date of change.

EVENTS OF DEFAULT AND NOTICE.

         An event of default is defined by the variable rate indenture to mean any of the following:

     -   failure to pay principal upon any debenture when the same becomes due;

     - failure to pay interest upon any debenture when the same becomes due and the default continues for 30 days;

     - failure, after notice from the trustee or from the holders of at least 25% in principal amount of the debentures of the affected series, to observe or perform within 30 days any of the covenants contained in the variable rate indenture or debentures; or

     - the occurrence of certain events of bankruptcy, insolvency or reorganization.

         The variable rate indenture provides that the trustee will, within 90 days after the occurrence of an event of default, give the registered holders of the debentures notice of any existing default known to the trustee, but, except in case of a default in the payment of principal or interest, the trustee may withhold such notice if and for so long as the trustee in good faith determines that the withholding of such notice is in the interest of such holders.

RIGHTS ON DEFAULT.

         The trustee, by notice to Stewart Holdings or the holders of at least 25% in principal amount of the debentures of the affected series, may declare the principal of and accrued interest on all debentures due upon the happening of any of the events of default specified in the variable rate indenture, but the holders of a majority of the outstanding principal amount of such debentures may waive any default and rescind such declaration if the default is cured within the 30 day period, except a default in the payment of the principal of or interest on any debenture or a default on senior debt. The holders of a majority of the outstanding principal amount of the debentures of the affected series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any power or trust conferred upon, the trustee, but the trustee may decline to follow any direction that conflicts with law, provisions of the variable rate indenture, or is unduly prejudicial to the rights of the other debenture holders or would involve the trustee in personal liability. Holders may not institute any proceeding to enforce the variable rate indenture unless the trustee refuses to act for 60 days after request from the holders of at least 25% in principal amount of the debentures of the affected series and during such 60 day period the holders of a majority in principal amount do not give the trustee a direction inconsistent with the request, and tender to the trustee of satisfactory indemnity against any loss, liability or expense. Nevertheless, any holder may enforce the payment of the principal and interest on the holder's debenture when due.

EVIDENCE TO BE FURNISHED TRUSTEE.

         The variable rate indenture provides that, as evidence of compliance with the conditions precedent provided for in the variable rate indenture relating to any action to be taken by the trustee upon the application or demand of Stewart Holdings, Stewart Holdings shall furnish to the trustee an officer's certificate and an opinion of counsel stating that all such conditions precedent have been met. Within 120 days after the end of each fiscal year, Stewart Holdings shall file with the trustee an officer's certificate stating whether or not, to the best knowledge of the signers, Stewart Holdings is in default in the performance of any covenant, agreement or condition contained in the variable rate indenture and, if so, specifying each such default, and, with respect to each, the action taken or proposed to be taken by Stewart Holdings to remedy such default.

                     DESCRIPTION OF FINOVA CREDIT FACILITY

      On December 21, 1994, Stewart Georgia entered into a $6.5 million revolving credit facility with Finova Capital Corporation. Since then, the credit facility has been amended and restated several times, most recently on January 29, 1999 to add Stewart Holdings and each of Stewart Louisiana, Stewart Missouri and Stewart Illinois subsidiaries as parties. When we refer in this section of the prospectus to Stewart Georgia, Stewart Holdings and the Louisiana, Missouri and Illinois subsidiaries collectively, we refer them as the "Borrowers." The following summary description of the credit facility is qualified in its entirety by reference to the original agreement, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

SECURITY.

      Indebtedness of Stewart Georgia under the credit facility is secured by a first priority security interest in substantially all of the personal property (including, but not limited to, accounts receivable, chattel paper, instruments, contract rights, general intangibles and proceeds of such assets) of the Borrowers, whether now owned or subsequently acquired. Additionally, all of the obligations of Stewart Georgia under the credit facility are personally guaranteed by John B. Stewart, Jr.

INTEREST.

      Indebtedness under the credit facility bears interest at a floating rate equal to the "prime" rate publicly announced by Citibank, N.A., New York, New York, plus 3.0% per annum. Stewart Georgia pays interest on a monthly basis under the terms of the credit facility.

BORROWING BASE AND ELIGIBLE RECEIVABLES.

      Advances under the credit facility are limited to 65% of eligible receivables (as defined in the credit facility), including loans, extensions of credit, and rights to payment of Borrower. In order to qualify as an eligible receivable, a loan must satisfy, among other conditions, certain maximum amount limitations ($5,000), term limitation (24 months), and delinquency limitations (90 days).

MATURITY.

      Advances made under the credit facility may be borrowed, repaid and reborrowed from time to time until January 31, 2002, subject to the satisfaction of conditions on the date of any such borrowing.

CONDITIONS TO EXTENSIONS OF CREDIT.

      The obligation of Finova to make advances under the credit facility is subject to the satisfaction of customary conditions, including, but not limited to:

      - the absence of a default or event of default under the credit facility;

      - all representations and warranties under the credit facility being true and correct in all material respects; and

      -    the absence of any material adverse change.

COVENANTS.

      Stewart Georgia has agreed to customary negative covenants in connection with the credit facility, including, without limitation, restrictions on:

      -    the incurrence of debt;

      -    the sale of assets;

      -    mergers, acquisitions and other business combinations;

      -    distributions;

      -    repurchase or redemption of securities; and

      - amendments of Stewart Georgia's articles of incorporation and bylaws.

      The credit facility also contains various financial covenants, including requirements to maintain certain minimum levels of net worth and net income and a maximum limitation on Stewart Georgia's leverage ratio. This rescission offering, to the extent that it is accepted, is technically a breach of the covenant against redemptions of Stewart Georgia's securities. Stewart Georgia has discussed its intent to undertake this rescission offer with Finova, however, and has received its verbal approval to proceed with the offering. Notwithstanding Finova's verbal approval, Stewart Georgia has assumed full repayment of the credit facility in planning for the funding of the rescission offering.

EVENTS OF DEFAULT.

      The credit facility contains certain customary events of default, including, without limitation:

      - the non-payment of principal or interest when due, subject to the applicable grace periods in certain circumstances;

      -    non-fulfillment of the covenants described above;

      - any impairment of the validity, enforceability or priority of Finova's security interest;

      -    events of bankruptcy or insolvency; and

      -    material judgments.

      If any event of default occurs, Finova will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate all amounts due under the credit facility.

            DESCRIPTION OF COMMUNITY BANK AND TRUST CREDIT FACILITY

      On May 19, 1999, Stewart Georgia entered into a $1.5 million revolving credit facility with Community Bank & Trust, Cornelia, Georgia. The following summary description of the credit facility is qualified in its entirety by reference to the original agreement, as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

SECURITY.

      Indebtedness of Stewart Georgia under the credit facility is secured by a pledge of 100% of the outstanding common stock of Stewart Georgia and a $1,500,000 insurance policy on the life of John B. Stewart, Jr. Additionally, all of the obligations of Stewart Georgia under the credit facility are personally guaranteed by John B. Stewart, Jr.

INTEREST.

      Indebtedness under the credit facility bears interest at a floating rate equal to the "prime" rate published daily in the Wall Street Journal plus 2.0% per annum. Although the credit facility requires Stewart Georgia to pay the accrued interest only upon maturity of the credit facility, Stewart Georgia consistently has paid such interest monthly.

BORROWING BASE.

      Advances under the credit facility are made at the request of Stewart Georgia upon approval of Community Bank & Trust.

MATURITY.

      All advances made pursuant to the credit facility mature on May 18, 2000.

CONDITIONS TO EXTENSIONS OF CREDIT.

      The obligation of Community Bank & Trust to make advances under the credit facility are subject to the satisfaction of customary conditions, including, but not limited to:

      -    the absence of a default under the credit facility;

      - all representations and warranties under the credit facility remaining true and correct in all material respects; and

      -    the absence of any material adverse change.

EVENTS OF DEFAULT

      The credit facility contains customary events of default, including, without limitation:

      - the non-payment of principal or interest when due, subject to any applicable grace periods;

      -    the non-fulfillment of the covenants described above;

      - any impairment of the validity, enforceability or priority of Community Bank & Trust's security interest;

      -    events of bankruptcy or insolvency; and

      -    material judgments.

If any event of default occurs, Community Bank & Trust will be entitled to take all actions permitted to be taken by a secured creditor under the Uniform Commercial Code and to accelerate the amounts due under the credit facility. Community Bank & Trust also will be entitled to reasonable attorneys' fees and costs incurred in enforcing such rights.

                                 LEGAL MATTERS

         Certain legal matters in connection with this offering will be passed upon for Stewart Holdings by Holland & Knight LLP, Atlanta, Georgia.

                                    EXPERTS

         The financial statements of Stewart Holdings as of June 30, 1999, appearing in this prospectus and in the registration statement, have been audited by Pechter & Associates, P.C., independent certified public accountants, as stated in their report appearing elsewhere in this prospectus, and are included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         Stewart Holdings has filed with the Securities and Exchange Commission (the "Commission"), a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the debentures offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to Stewart Holdings and the debentures, reference is made to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. Copies of the registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part thereto may be obtained from such office upon payment of prescribed fees. The registration statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

         Stewart Holdings intends to make available to the holders of its securities annual reports containing audited financial statements examined by its independent auditors and quarterly reports for the first three quarters of each year containing interim unaudited financial information.

                     STEWART FINANCE COMPANY HOLDINGS, INC.

                          INDEX TO FINANCIAL STATEMENTS



                                                                                 Page
                                                                                 ----
Report of Independent Certified Public Accountants ...............................F-2

Balance Sheet as of June 30, 1999 ................................................F-3

Statements of Income for the six months ended June 30, 1999 ......................F-4

Statements of Stockholders' Deficit for the six months ended June 30, 1999 .......F-5

Statements of Cash Flows for the six months ended June 30, 1999 ..................F-6

Notes to Financial Statements.....................................................F-8

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Stewart Finance Company Holdings, Inc. and Subsidiaries
Union Point, Georgia

We have audited the accompanying consolidated balance sheet of Stewart Finance Company Holdings, Inc. and Subsidiaries as of June 30, 1999 and the related consolidated statements of income, stockholder's deficit and cash flows for the six months ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stewart Finance Company Holdings, Inc. and Subsidiaries as of June 30, 1999, and the results of operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.


/s/ Pechter & Associates, P.C.


August 11, 1999

            STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1999


                  ASSETS

CURRENT ASSETS
    Cash                                      2,352,491
    Certificates of deposit                     955,808
    Marketable securities                       590,969
    Finance receivables, net                 13,447,292
    Prepaid expenses                            135,507
    Note receivable                              46,800
    Refundable income taxes                     538,110
    Other current assets                        137,574
                                           ------------

       TOTAL CURRENT ASSETS                  18,204,551
                                           ------------
PROPERTY AND EQUIPMENT
    Buildings                                   747,028
    Furniture, fixtures and equipment         3,643,323
    Leasehold improvements                    1,427,423
    Vehicles                                    493,645
                                           ------------
                                              6,311,419
    Accumulated depreciation                 (1,600,161)
                                           ------------
                                              4,711,258
                                           ------------
OTHER ASSETS
    Goodwill, net of accumulated
       amortization of $60,876                  246,930
    Deposits and other assets                    40,085
                                           ------------
                                                287,015
                                           ------------
                                           $ 23,202,824
                                           ============

See notes to consolidated financial statements.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1999

LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
    Accounts payable                                 $   292,604
    Accrued liabilities                                  956,844
    Credit line payable                                1,500,000
    Current portion of long-term debt                    750,000
    Subordinated debentures                           11,625,746
    Senior demand notes                                  921,824
    Margin loan on marketable securities                 279,917
    Loans from related parties                           246,866
    Note payable, related party                           17,111
                                                     -----------

       TOTAL CURRENT LIABILITIES                      16,590,912
                                                     -----------

LONG-TERM DEBT
    Credit line payable                                6,350,000
    Note payable                                         750,000
                                                     -----------
                                                       7,100,000
    Less: current portion                               (750,000)
                                                     -----------
                                                      (6,350,000)
                                                     -----------

PREFERRED STOCK OF SUBSIDIARIES                        3,374,500
                                                     -----------

STOCKHOLDER'S DEFICIT
    Common stock, $.01 par value, 2,000,000
       shares authorized, 42,000 shares
       issued and outstanding                                420
    Additional paid-in capital                           492,296
    Accumulated deficit                               (3,605,304)
                                                     -----------
                                                      (3,112,588)
                                                     -----------

                                                     $23,202,824
                                                     ===========


See notes to consolidated financial statements.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


REVENUES:
    Interest and fee income                                $ 3,145,030
    Maintenance and delinquent charges                       1,172,191
    Insurance commissions                                    1,284,027
    Auto club and other operating revenue                      571,491
                                                           -----------
                                                             6,172,739
                                                           -----------
OPERATING EXPENSES:
    General and administrative                               2,837,874
    Salaries and wages                                       2,059,997
    Interest expense                                         1,274,322
    Bad debts, net of recovery of delinquent accounts          848,346
    Depreciation and amortization                              363,594
                                                           -----------
                                                             7,384,133
                                                           -----------

        Operating loss                                      (1,211,394)
                                                           -----------
NONOPERATING INCOME (EXPENSE):
    Realized gains on marketable securities                     73,711
    Dividend income                                              4,700
    Unrealized (loss) on marketable securities                 (18,062)
                                                           -----------
                                                                60,349
                                                           -----------

        Net (loss) before provision for income
          taxes and extraordinary (loss)                    (1,151,045)

PROVISION FOR INCOME TAXES
    Benefit from net operating loss carryforward               360,984
                                                           -----------

        Net (loss) before extraordinary (loss)                (790,061)

EXTRAORDINARY (LOSS)
   (Loss) from change in accounting estimates               (2,921,531)
                                                           -----------

        Net (loss)                                         $(3,711,592)
                                                           ===========


See notes to consolidated financial statements.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                        STATEMENT OF STOCKHOLDERS DEFICIT
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                                          Additional
                                Common      Paid-In         Accumulated
                                Stock       Capital           Deficit             Total

Balance, December 31, 1998      $100        976,315       $  (377,731)          598,684

Issuance of common stock         320              0                 0               320
Reclassification of
    S-Corporation Retained
    Earnings                       0       (484,019)          484,019                 0
Net (loss)                         0              0        (3,711,592)       (3,711,592)
                                ----      ---------       -----------       -----------

Balance, June 30, 1999          $420      $ 492,296       $(3,605,304)      $(3,112,588)
                                ====      =========       ===========       ===========



See notes to consolidated financial statements.

            STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1999



CASH FLOWS FROM OPERATING ACTIVITIES
    Net cash received on customers loans               $ 4,640,432
    Cash paid to suppliers and employees                (5,873,561)
    Dividends received                                       4,700
    Realized gains                                          73,711
    Interest paid                                       (1,274,322)
                                                       -----------

       Net cash (used in) operating activities          (2,429,040)
                                                       -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Proceeds from sales of certificates of deposit         240,159
    Purchases of marketable securities                  (5,710,270)
    Proceeds from sales of marketable securities         5,547,312
    Purchases of property and equipment                   (521,711)
                                                       -----------

       Net cash (used in) investing activities            (444,510)
                                                       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net receipts from related parties                    1,609,953
    Proceeds from senior demand notes                    1,709,833
    Reductions of senior demand notes                   (1,364,134)
    Proceeds from subordinated debentures                1,145,740
    Reductions of subordinated debentures               (1,383,624)
    Net increase of margin loans                            38,054
    Proceeds from issuance of long-term debt             6,650,000
    Payments on long-term debt                          (6,803,113)
    Issuance of preferred stock                             27,000
                                                       -----------
       Net cash provided by financing activities         1,629,709
                                                       -----------
Net (decrease) in cash
                                                        (1,243,841)

Cash, beginning of year                                  3,596,332
                                                       -----------

Cash, end of year                                      $ 2,352,491
                                                       ===========


See notes to consolidated financial statements.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


RECONCILIATION OF NET LOSS TO NET CASH
    (USED IN) OPERATING ACTIVITIES
    Net loss                                             $(3,711,592)
                                                         -----------
    Non-cash items included in net income:
       Unrealized loss on marketable securities               18,062
       Depreciation and amortization                         311,159
       Extraordinary loss                                  2,921,531
       Refundable income taxes                              (360,984)
    Changes in assets; (increase) decrease in:
       Finance receivables, net                           (1,532,307)
       Prepaid expenses                                      (25,905)
       Other current assets                                   13,165
       Deposits                                               (2,000)
    Changes in liabilities; increase (decrease) in:
       Accounts payable                                     (105,542)
       Accrued expenses                                      239,097
       Outstanding checks in excess of bank balance         (193,724)
                                                         -----------

           Total adjustments                               1,282,552
                                                         -----------

Net cash (used in) operating activities                  $(2,429,040)
                                                         ===========


See notes to consolidated financial statements.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

         Nature of business:

         Stewart Finance Company Holdings, Inc. ("the Company") is a holding company which owns all of the outstanding common stock of Stewart Finance Company (Georgia), Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc., Stewart Finance Company of Illinois, Inc., and Stewart Finance Company of Texas, Inc. (the "Finance Companies"). Stewart Finance Company (Georgia) provides funding and accounting services to other subsidiaries. The Finance Companies provide short-term lending services to the general public and sell insurance coverages related to these loans. These loans are generally collateralized by personal property of the borrower.

         The Finance Companies operate twenty-three offices located in twenty Georgia cities, sixteen offices in thirteen Louisiana cities, four offices in two Missouri cities and one location in an Illinois city.

         Significant accounting policies:

         Finance Receivables:

         Finance receivables that management has the intent and ability to hold until payoff or maturity are reported at their outstanding unpaid balances reduced by any chargeoff or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

         Allowance for loan losses is increased by charges to income and decreased by chargeoffs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - Continued

         underlying collateral and current economic conditions. Consumer loans are charged off when they are 240 days past due.

         The Company calculates its provision for credit losses based on changes in the present value of expected future cash flows of its loans discounted at the loan's effective interest rate in accordance with Financial Accounting Standards Board Statement of Accounting Standard No. 114.

         Income recognition:

         The Company uses the rule of 78's method to recognize interest and the straight-line method to recognize insurance commissions on loans that have precomputed charges included in the loan balance. The use of the effective interest method would not have a material effect on the income recognized by the Company due to the majority of loans being short term. The use of the straight line method for insurance commissions is not materially different from recognizing the revenue in proportion to the insurance protection provided due to the short term nature of the loans. The unearned portions of these charges are combined on the Balance Sheet in Finance Receivables, net.

         The commission income from the sale of auto club memberships is recognized using the straight line method. The unearned portion of these charges are combined on the Balance Sheet in Finance Receivables, net.

         Trading securities:

         The Company's marketable securities that are bought and held principally for the purpose of selling them in the near future are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS


Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - Continued

         period included in earnings. Realized gains are computed using the specific identification method.

         Credit losses:

         Provisions for credit losses are charged to expense in amounts sufficient to maintain the allowance at a level considered adequate to cover potential losses as estimated by management.

         Loans are written off directly to the provision for credit losses when deemed uncollectible by management.

         Loan origination fees and costs:

         Loan origination fees and costs are recognized at the inception of the loan. Because loan fees are not significant and the majority of loans have maturities of one year or less, the results on operations are not materially different than the results which would be obtained by amortizing these costs over the life of the loan as required by generally accepted accounting principles.

         Goodwill:

         Branch office location purchase price allocations in excess of net assets acquired are recorded as goodwill and amortized on a straight-line basis over 15 years.

         Property and equipment:

         Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS


Note 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES - Continued

         Income taxes:

         A subsidiary of the Company, with the consent of its stockholder, elected to issue a secondary class of capital stock. In accordance with Internal Revenue Service regulations, the subsidiary of the Company will be treated as a C- Corporation beginning with the year ended December 31, 1998. For the period ended December 31, 1998, a subsidiary of the Company had a net operating loss. The tax benefit from the loss has been included in these financial statements.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions regarding reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. The estimate for loan losses are a significant estimate included in these financial statements. Actual results may differ from those estimates. Changes to estimates are recognized in the period in which the revisions are determined.


Note 2.  TRADING SECURITIES

         Trading securities consisted exclusively of common stock at June 30, 1999. The market value of these securities was $590,969 as compared to the cost basis of $593,156.

         At June 30, 1999, the Company had borrowed $279,917 on a margin account related to purchasing marketable securities.

            STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS

Note 3. FINANCE RECEIVABLES

         Finance receivables consisted of the following at June 30, 1999:

         Gross finance receivables        $ 15,371,695
         Allowance for credit losses          (613,350)
         Unearned interest and
             insurance premiums             (1,311,053)
                                          ------------
         Finance receivables, net         $ 13,447,292
                                          ============

Note 4. RELATED PARTY TRANSACTIONS

         Loans from related parties of $246,866 consist of noninterest bearing, unsecured advances made from the sole shareholder and other related parties. These amounts are payable on demand.

         Finance receivables included amounts due from related parties of $182,835.

         Subordinated debentures included amounts due to related parties of $48,564.

         Senior demand notes included amounts due to related parties of $126,647.

         The Company owed a related party $17,431. This loan is unsecured and due on demand.

         The Company pays rent to its sole shareholder on a month-to-month basis for its home office location. Total rent paid relating to this arrangement for the six months ended June 30, 1999 was $3,719.

            STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

Note 4.  RELATED PARTY TRANSACTIONS, continued

         Within the subsidiaries of the Company, Stewart Finance Company (Georgia) provides funding and accounting services for Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. and Stewart Finance Company of Illinois, Inc.

Note 5.  SENIOR DEMAND NOTES

         Senior demand notes are unsecured obligations which are payable on demand. The interest rate is a variable rate, adjusted periodically by the Company. The range of interest rates as of June 30, 1999 from 7.0% to 10.5%.

Note 6.  SUBORDINATED DEBENTURES

         Debentures reflect subordinated debt of the Company and consist of variable rate debentures which mature at three, six, twelve, eighteen, twenty-four or forty-eight months after the date of issue. The Company has the option of redeeming debentures prior to maturity for 100% of the principal plus any unpaid interest to date of the redemption. The Company has followed a policy of allowing debenture holders to redeem their notes at any time. The range of interest rates as of June 30, 1999 was from 7% to 11%.

         Aggregate maturities of long-term debt at June 30, 1999, were as follows:

         2000      $ 1,819,720
         2001        3,116,883
         2002        4,246,193
         2003        2,442,950
                   -----------
                   $11,625,746
                   ===========

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

Note 7.  LONG-TERM DEBT

         Credit line, funding company represents a revolving credit line with a lender which provides for collateralized working capital borrowings. Borrowings are based upon an asset formula involving finance receivables, with maximum borrowings limited to $6,500,000. The revolving credit line is collateralized by substantially all of the Company's and its subsidiaries' assets and a personal guarantee of the Company's sole shareholder.

         Interest on this credit line is at the prime rate plus 3% through maturity on January 31, 2001. The credit line is subject to compliance with certain restrictive covenants related to the Company, including a leverage ratio and a net income requirement for the calendar year.

         Total outstanding borrowings related to this arrangement were $6,350,000 at June 30, 1999.

         Additional long term debt consisted of the following:

            Note payable of $750,000 to an insurance company, principal due October, 1999, interest paid quarterly at prime, collateralized by a security interest in borrower's insurance commissions and other amounts owed to the Company by the lender.

         Aggregate maturities of long-term debt at June 30, 1999, were as follows:

         2000        750,000
         2001      6,600,000
                  ----------
                  $7,350,000
                  ==========

         For the period ended June 30, 1999, all interest incurred was expensed.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

Note 8.  LEASE COMMITMENTS

         The Finance Companies leases office space at nineteen Georgia locations, fifteen Louisiana locations, four Missouri locations, and one Illinois location. Three of the locations are leased on a month to month basis totalling $2,713 per month. Rent expense for the period ended June 30, was $351,270.

         Future minimum lease payments for the remaining locations are as follows:

         2000       $  549,176
         2001          412,707
         2002          205,985
         2003          101,513
         2004            4,900
                    ----------
                    $1,274,281
                    ==========


Note 9.  CONCENTRATION OF CREDIT RISK

         The Company's deposits with financial institutions were $1,185,002 in excess of federally insured limits.

Note 10. PROFIT SHARING PLAN

         The Company sponsors a defined contribution profit sharing plan covering substantially all full time employees. Contributions are decided by the board of directors each year. The Company has not contributed to the plan during the period ended June 30, 1999.

Note 11. LINE OF CREDIT

         At June 30, 1999, the Company had a line of credit with a local bank that accrues interest at the prime rate. The line of credit had a balance of $1,500,000 at June 30, 1999.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

Note 12. REFUNDABLE INCOME TAXES

         For the six months ended June 30, 1999, the Company had refundable income taxes from taxable losses of $360,984. The net operating loss carryforward of $1,136,566, from the period ended June 30, 1999, expires in the period ended December 31, 2013. The refundable income taxes are comprised of a Federal income tax benefit of $292,790 and a state income tax benefit of $68,194.

Note 13. EXCHANGE OF STOCK

         On February 26, 1999, the Company, with the consent of its sole stockholder, issued one share of common stock of Stewart Finance Company Holdings, Inc. to its sole stockholder in exchange for each share of Stewart Finance Company (Georgia), Stewart Finance Company of Louisiana, Inc., Stewart Finance Company of Missouri, Inc. Stewart Finance Company of Illinois, Inc. and Stewart Finance Company of Texas, Inc.

Note 14. ORGANIZATION COSTS

         The Financial Accounting Standards Board approved Statement of Position 98-05 during 1998. This Statement became effective with fiscal years beginning after December 15, 1998. According to this statement companies who had previously capitalized costs of start-up in prior periods had to complete a change in accounting estimates on their accounting system. This change disallowed future capitalization and recaptured all costs less accumulated amortization as extraordinary losses during the current period. The Company adopted this Statement of Position as of January 1, 1999. This resulted in an extraordinary loss by the Company of $2,921,531.

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

Note 15. PREFERRED STOCK

         A subsidiary of the Company, Stewart Finance Company (Georgia) has authorized 10,000,000 shares of .001 par value preferred stock. At June 30, 1999, Stewart Finance Company (Georgia) had issued 33,745 shares of preferred stock with a redemption price of $100 per share and a redemption value of $3,374,500. Holders of the preferred stock have rights to annual dividends per share of $11.

         The redemption value of the preferred stock at June 30, 1999 was $3,374,500.

Note 16. SUBSEQUENT EVENTS

         The Company filed a Rescission Registration Statement with respect to outstanding debentures and preferred stock in 1999 with the Securities and Exchange Commission. The Rescission Registration Statement was pending with the Securities and Exchange Commission at the date of these financial statements.

         The Company plans to file a Registration Statement for its issuance of debentures and preferred stock in 1999. The expected result is to allow Stewart Finance Company Holdings, Inc. to issue debentures and preferred stock on an interstate basis rather than the subsidiary of the Company issuing debentures and preferred stock on an intrastate basis.

               INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTAL INFORMATION

To the Board of Directors
Stewart Finance Company Holdings, Inc. and Subsidiaries
Union Point, Georgia

Our audit was performed for the purpose of forming an opinion on the financial statements as of June 30, 1999 taken as a whole. The supplemental information on page 19 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the financial statements as of June 30, 1999 and for the period then ended, and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.

August 11, 1999

             STEWART FINANCE COMPANY HOLDINGS, INC. AND SUBSIDIARIES
          CONSOLIDATED SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
          See Independent Auditor's Report on Supplemental Information


         Auto expenses                 $   54,383
         Advertising                      115,269
         Bank charges                     117,358
         Cash (over) and short             (4,882)
         Charitable contributions           1,837
         Consulting                         5,835
         Contract labor                   157,020
         Credit reports                    78,061
         Dues and subscriptions            17,225
         Employee benefits                 12,821
         Equipment rental                  42,102
         Insurance - health               150,817
         Legal and professional           342,717
         Meals and entertainment           50,153
         Miscellaneous                      3,660
         Office supplies                  172,076
         Other expenses                    64,352
         Postage and delivery             222,219
         Referral fees                     46,723
         Rent                             351,270
         Repairs and maintenance           82,327
         Taxes - payroll                  188,775
         Taxes - state loan                11,644
         Taxes and licenses               151,985
         Telephone                        219,789
         Travel and convention             72,683
         Utilities                        109,655
                                       ----------
                                       $2,837,874
                                       ==========

===============================================================================


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH THIS DOCUMENT REFERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                            -----------------------

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Prospectus Summary......................................................    3
Summary Financial Data..................................................    4
Risk Factors............................................................    5
Stewart Holdings........................................................    9
The Offering............................................................   10
Plan of Distribution....................................................   10
Use of Proceeds.........................................................   10
Capitalization..........................................................   11
Dividend Policy.........................................................   11
Selected Financial and Operations Data..................................   12
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.................................................   13
Business................................................................   18
Rescission Offer by Stewart Georgia.....................................   26
Management..............................................................   28
Principal Shareholders..................................................   30
Certain Transactions....................................................   31
Description of Capital Stock............................................   33
Description of Variable Rate Subordinated Debentures....................   34
Description of FINOVA Credit Facility...................................   38
Description of Community Bank & Trust Credit Facility...................   40
Legal Matters...........................................................   42
Experts.................................................................   42
Additional Information..................................................   42
Index to Financial Statements...........................................  F-1

                                 -------------

===============================================================================





                            STEWART FINANCE COMPANY
                                 HOLDINGS, INC.




                                  $20,000,000

                     Variable Rate Subordinated Debentures


                              --------------------

                                   PROSPECTUS

                              --------------------








                          ______________________, 1999


===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has, pursuant to the authority granted in Section 14-2-851 of the Official Code of Georgia Annotated, agreed to indemnify any officer or director of the Registrant against any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually or reasonably incurred by him in any action, suit or proceeding brought or threatened to be brought against him by reason of the fact that he is or was an officer or director of the Registrant if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 24.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.

Securities and Exchange Commission registration fee....            $5,560
Printing and Engraving Costs...........................                 *
Accounting Fees and Expenses...........................                 *
Legal Fees and Expenses (excluding Blue Sky)...........                 *
Blue Sky Fees and Expenses.............................                 *
Miscellaneous..........................................                 *
                                                                   ------
     Total.............................................            $    *
                                                                   ======

--------------
* To be supplied by amendment. All amounts are estimated except for the SEC registration fee.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Pursuant to its organization in July of 1998, the Registrant issued to Mr. John B. Stewart, Jr., in a private placement, 10,000 shares of the Registrant's common stock for nominal consideration. In February of 1999, the Registrant issued an additional 32,000 shares of common stock in exchange for all of the common stock of Stewart Georgia, Stewart Missouri and Stewart Illinois owned by Mr. Stewart The sales were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Act as transactions by an issuer not involving a public offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

         The following exhibits are filed herewith and made a part hereof:

Exhibit
Number   Description
------   -----------
3.1      *    Articles of Incorporation of the Registrant, as amended
3.2      *    Bylaws of the Registrant
4.1      *    Variable Rate Indenture dated __________, 1999 between the
              Registrant and the Trustee
4.2      *    Form of Variable Rate Subordinated Debenture
5.1      *    Opinion of Holland & Knight LLP
10.1     *    Finova Capital Corporation Credit Agreement
10.2     *    Community Bank and Trust Credit Agreement
10.3     *    Profit Sharing-- 401(k) Plan
23.1     *    Consent of Holland & Knight LLP (included in Exhibit 5.1 of this registration statement)
23.2          Consent of Pechter & Associates, P.C.
24.1          Power of Attorney (included on the signature page of this
              registration statement)
25.1     *    Form T-1 as to the eligibility and qualification of Trustee under the Variable Rate Indenture dated as of ___________, between the Registrant and the Trustee.
27.1          Financial Data Schedule (for SEC use only)

----------------------------
**  To be filed by Amendment

     (b) Financial Statement Schedules

     All financial statement schedules are omitted because they are inapplicable or the requested information is either immaterial or shown in the Registrant's financial statements or notes thereto.

ITEM 28.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by ss.10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and (iv) to file weekly with the Securities and Exchange Commission a Rule 424(b)(2) prospectus supplement setting forth the established features (as defined in the prospectus).

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union Point, State of Georgia, on the 11th day of November, 1999.

                                    STEWART FINANCE COMPANY HOLDINGS, INC.


                                    By: /s/  John B. Stewart, Jr.
                                        ------------------------------------
                                             John B. Stewart, Jr., President


                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS that John B. Stewart, Jr., being a director and officer, of Stewart Georgia (the "Company"), a Georgia corporation, by his signature below, hereby constitutes and appoints Jeffery L. Smith, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite, necessary and advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                                Title                        Date
         ---------                                -----                        ----


/s/  John B. Stewart, Jr.
---------------------------------
John B. Stewart, Jr.                    President and Sole Director      November 11, 1999
                                        (Principal Executive Officer)


Jeffery L. Smith
---------------------------------
Jeffery L. Smith                        Vice President                   November 11, 1999
                                        (Principal Financial and
                                        Accounting Officer)